UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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The TJX Companies, Inc.

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770 Cochituate Road

Framingham, Massachusetts 01701

April 29, 2016

Dear Fellow Stockholder:

We cordially invite you to attend our 2016 Annual Meeting on Tuesday, June 7, 2016, at 9:00 a.m. (local time), to be held at the Four Seasons Hotel Denver, 1111 14th Street, Denver, Colorado 80202.

The proxy statement accompanying this letter describes the business we will consider at the meeting. Your vote is important regardless of the number of shares you own. Please read the proxy statement and vote your shares. Instructions for Internet and telephone voting are attached to your proxy card. If you prefer, you can vote by mail by completing and signing your proxy card and returning it in the enclosed pre-paid return envelope.

We hope that you will be able to join us on June 7th.

Sincerely,

Carol Meyrowitz Executive Chairman of the Board	Ernie Herrman Chief Executive Officer and President

Printed on Recycled Paper

The TJX Companies, Inc.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 7, 2016

The Annual Meeting of Stockholders of The TJX Companies, Inc. will be held at the Four Seasons Hotel Denver, 1111 14th Street, Denver, Colorado 80202 on Tuesday, June 7, 2016, at 9:00 a.m. (local time) to vote on:

•	Election of directors

•	Ratification of appointment of PricewaterhouseCoopers as TJX’s independent registered public accounting firm for fiscal 2017

•	Advisory approval of TJX’s executive compensation (the “say-on-pay” vote)

•	Stockholder proposal for inclusion of diversity as a CEO performance measure

•	Stockholder proposal for a review and summary report on executive compensation policies

•	Any other business properly brought before the meeting

Stockholders of record at the close of business on April 11, 2016 are entitled to notice of, and entitled to vote at, the Annual Meeting and any adjournments or postponements thereof.

To attend the Annual Meeting, you must demonstrate that you were a TJX stockholder at the close of business on April 11, 2016 or hold a valid proxy for the Annual Meeting from such a stockholder. If you are not a stockholder of record but hold shares through a broker, trustee or nominee, you will need to bring proof of your beneficial ownership as of April 11, 2016, such as a brokerage account statement showing your ownership on that date or similar evidence of ownership. All stockholders will need to check in upon arrival and receive attendee badges for security purposes. Please allow additional time for these procedures.

By Order of the Board of Directors

Ann McCauley

Secretary

Framingham, Massachusetts

April 29, 2016

YOUR VOTE IS IMPORTANT.

PLEASE VOTE OVER THE INTERNET, BY TELEPHONE OR BY MAIL.

The TJX Companies, Inc.

ANNUAL MEETING OF STOCKHOLDERS

June 7, 2016

PROXY STATEMENT

INTRODUCTION

Why am I receiving this proxy statement? The Board of Directors of The TJX Companies, Inc., or TJX, is soliciting your proxy for the 2016 Annual Meeting, to be held on June 7, 2016, to vote on the following items:

•	Election of directors (Proposal 1) – see page 3

•	Ratification of appointment of PricewaterhouseCoopers as TJX’s independent registered public accounting firm for fiscal 2017 (Proposal 2) – see page 53

•	Advisory approval of TJX’s executive compensation (the “say-on-pay vote”) (Proposal 3) – see page 53, and also the Executive Compensation section, starting on page 19

•	Stockholder proposal for inclusion of diversity as a CEO performance measure (Proposal 4) – see page 54

•	Stockholder proposal for a review and summary report on executive compensation policies (Proposal 5) – see page 56

•	Any other business properly brought before the meeting

Who can vote at the meeting? Stockholders of record at the close of business on April 11, 2016 are entitled to vote at the meeting. Each of the 662,346,053 shares of common stock outstanding on the record date is entitled to one vote.

How do I vote? There are multiple ways to vote your shares.

•	If you are a stockholder of record, you may vote by signing and returning the enclosed proxy card by mail or by using the procedures and instructions described on the proxy card to vote over the Internet or by telephone using the toll-free telephone number provided. You may also vote in person at the meeting.

•	If you are a “street name” holder (sometimes referred to as a “beneficial” holder), meaning you own through a third party such as a bank or broker, please refer to the voting instruction card or other enclosures provided by that third party with this proxy statement to see how to provide voting directions for your shares. (Internet or telephone voting may be permitted.)

•	If you hold shares in the TJX stock fund available through the TJX General Savings/Profit Sharing Plan, our U.S. 401(k) plan, or the TJX General Savings/Profit Sharing Plan (P.R.), our Puerto Rico savings plan (collectively, “plan shares”), you may vote your plan shares by submitting voting directions according to the enclosures provided with this proxy statement. In order to allow sufficient time for the plan shares to be voted by the plan trustee in accordance with your directions, your voting directions must be received no later than 11:59 p.m., Eastern Daylight Time, on Thursday, June 2, 2016. If you do not timely submit voting directions, your plan shares will not be voted.

Please note that the process for Internet and telephone voting is intended to authenticate your identity and permit you to confirm that your voting instructions are accurately reflected. Please see Voting Requirements and Proxies on page 58 for further information about voting.

Can I change or revoke my proxy? Yes. If you are a stockholder of record, you may change or revoke your proxy at any time before it is voted at the Annual Meeting by voting later by Internet or telephone, returning a later-dated proxy card by mail, or delivering a written revocation to the Secretary of TJX at our corporate offices at 770 Cochituate Road, Framingham, Massachusetts 01701. If you are a “street name” holder, you should refer to the voting instruction card or contact your broker, bank or other holder of record for instructions on how to change or revoke your vote. If you hold plan shares, please refer to your voting instruction card or contact the plan trustee for instructions on how to change or revoke your vote.

What constitutes a quorum for the meeting? A majority of the shares outstanding and entitled to vote at the meeting is required for a quorum for the meeting.

This proxy statement, the proxy card and the Annual Report to Stockholders for our fiscal year ended January 30, 2016 (fiscal 2016) are being first mailed to stockholders on or about the date of the notice of meeting, April 29, 2016.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING TO BE HELD ON JUNE 7, 2016: THIS PROXY STATEMENT AND ANNUAL

REPORT AND FORM 10-K FOR FISCAL 2016 ARE AVAILABLE AT

HTTP://WWW.ENVISIONREPORTS.COM/TJX

PROPOSAL 1 - ELECTION OF DIRECTORS

Nominees and Their Qualifications

We seek nominees who have established strong professional reputations, sophistication and experience in the retail and consumer industries. We also seek nominees with experience in substantive areas that are important to our business such as international operations and growth; marketing and brand management; sales, buying and distribution; accounting, finance and capital structure; strategic planning and leadership of complex organizations; human resources and development practices; and strategy, growth and innovation. Our nominees hold or have held senior executive positions in large, complex organizations or in businesses related to substantive areas important to our business, and in these positions have gained experience in core management skills and substantive areas relevant to our business. Our nominees also have experience working with or serving on boards of directors and board committees of public companies, and each of our nominees has an understanding of corporate governance practices and trends. All of our directors are financially literate, and, as described in our Audit Committee Report, two members of our Audit Committee are audit committee financial experts. In addition, each of our nominees has prior service on our Board, which has provided them with exposure to both our business and the industry in which we compete. We believe that all our nominees possess the professional and personal qualifications necessary for board service and have highlighted noteworthy attributes for each director in the individual biographies below.

The individuals listed below have been nominated and are standing for election at this year’s Annual Meeting. If elected, they will hold office until our 2017 Annual Meeting of Stockholders and until their successors are duly elected and qualified. All of our nominees are current directors. Other than Ernie Herrman, who was elected by the Board in October 2015, all of our nominees were elected to the Board by our stockholders.

Your Board of Directors unanimously recommends that you vote FOR the election of each of the nominees.

Zein Abdalla, 57

Director since 2012

Mr. Abdalla was the President of PepsiCo, Inc., a leading global food, snack and beverage company, from September 2012 through his retirement in December 2014, prior to which he served as CEO of PepsiCo Europe, a division of PepsiCo, starting in November 2009 and as President, PepsiCo Europe Region starting in January 2006. Mr. Abdalla previously held a variety of senior positions at PepsiCo since he joined that company in 1995, including as General Manager of PepsiCo’s European Beverage Business, General Manager of Tropicana Europe and Franchise Vice President for Pakistan and the Gulf region. Mr. Abdalla is also a director of Cognizant Technology Solutions Corp. Mr. Abdalla’s executive experience with a large global company has given him expertise in corporate management, including in emerging markets, operations, brand management, distribution and global strategy.

José B. Alvarez, 53

Director since 2007

Mr. Alvarez has been a member of the faculty of the Harvard Business School since 2009. From August 2008 through December 2008, Mr. Alvarez was the Global Executive Vice President for Business Development for Ahold, a global supermarket retail company. From 2001 to August 2008, he held various executive positions with Stop & Shop/Giant-Landover, Ahold’s U.S. subsidiary, including President and Chief Executive Officer of Stop & Shop/Giant-Landover from 2006 to 2008 and Executive Vice President, Supply Chain and Logistics from 2004 to 2006. Previously, he served in executive positions at Shaw’s Supermarkets, Inc. and began his career at the Jewel Food Stores subsidiary of American Stores Company in 1990. Mr. Alvarez is also a director of United Rentals, Inc.

and served on the board of Church & Dwight Co., Inc. from 2011 until 2013. Mr. Alvarez’s long career in retail has given him broad experience in large retail chain management, including store management, supply chain, logistics, distribution and strategy.

Alan M. Bennett, 65

Director since 2007

Mr. Bennett served as the Chief Executive Officer of H&R Block, Inc., a tax services provider, from July 2010 to May 2011 and was previously Interim Chief Executive Officer from November 2007 through August 2008. He was Senior Vice President and Chief Financial Officer and a Member of the Office of the Chairman of Aetna Inc., a diversified healthcare benefits company, from 2001 to 2007, and previously held other senior financial management positions at Aetna after joining in 1995. Mr. Bennett held various senior management roles in finance and sales/marketing at Pirelli Armstrong Tire Corporation, formerly Armstrong Rubber Company, from 1981 to 1995 and began his career with Ernst & Ernst (now Ernst & Young LLP). Mr. Bennett is also a director of Halliburton Company and Fluor Corporation and was a director of H&R Block from 2008 to 2011. Mr. Bennett’s senior leadership roles in two significant financial businesses provide him with executive experience in managing very large businesses and change management as well as financial expertise including financial management, taxes, accounting, controls, finance and financial reporting.

David T. Ching, 63

Director since 2007

Mr. Ching was Senior Vice President and Chief Information Officer for Safeway Inc., a food and drug retailer, from 1994 to January 2013 and has consulted through DTC Associates LLC, focusing on management consulting and technology services, since 2013. Previously, Mr. Ching was the General Manager for British American Consulting Group, a software and consulting firm focusing on the distribution and retail industry. He also worked for Lucky Stores Inc., a subsidiary of American Stores Company from 1979 to 1993, including serving as the Senior Vice President of Information Systems. Mr. Ching’s strong technological experience and related management positions in the retail industry provide Mr. Ching expertise including information systems, information security and controls, technology implementation and operation, reporting and distribution in the retail industry.

Ernie Herrman, 55

Director since October 2015

Mr. Herrman has been Chief Executive Officer of TJX since January 2016, a director since October 2015, and President since January 2011. He served as Senior Executive Vice President, Group President from August 2008 to January 2011, with responsibilities for The Marmaxx Group (Marmaxx), HomeGoods and TJX Canada, President of Marmaxx from 2005 to 2008 and Senior Executive Vice President, Chief Operations Officer of Marmaxx from 2004 to 2005. From 1989 to 2004, he held various merchandising positions with TJX. As Chief Executive Officer and President of the Company, and through the many other positions Mr. Herrman has held with TJX, Mr. Herrman has a deep understanding of TJX and broad experience in all aspects of off-price retail, including merchandising, management, leadership development, strategy, international operations, marketing, real estate, buying and distribution.

Michael F. Hines, 60

Director since 2007

Mr. Hines served as Executive Vice President and Chief Financial Officer of Dick’s Sporting Goods, Inc., a sporting goods retailer, from 1995 to March 2007. From 1990 to 1995, he held management positions with Staples, Inc., an office products retailer, most recently as Vice President, Finance. Mr. Hines spent 12 years in public accounting, the last eight years with the accounting firm Deloitte & Touche LLP. Mr. Hines is also a director of GNC Holdings, Inc., where he serves as non-executive Chairman, and Dunkin’ Brands Group, Inc. Mr. Hines’ experience as a financial executive and certified public accountant provides him with expertise in the retail industry including accounting, controls, financial reporting, tax, finance, risk management and financial management.

Amy B. Lane, 63

Director since 2005

Ms. Lane was a Managing Director and Group Leader of the Global Retailing Investment Banking Group at Merrill Lynch & Co., Inc., from 1997 until her retirement in 2002. Ms. Lane previously served as a Managing Director at Salomon Brothers, Inc., where she founded and led the retail industry investment banking unit. Ms. Lane is also a director of GNC Holdings, Inc., NextEra Energy, Inc. and a member of the board of trustees of Urban Edge Properties. Ms. Lane’s experience as the leader of two investment banking practices covering the global retailing industry has given her substantial experience with financial services, capital markets, finance and accounting, capital structure, acquisitions and divestitures in that industry as well as management, leadership and strategy.

Carol Meyrowitz, 62

Director since 2006

Ms. Meyrowitz has been Executive Chairman of the Board since January 2016 and a director since September 2006. She served as Chairman of the Board from June 2015 to January 2016 and as Chief Executive Officer of TJX from January 2007 to January 2016 and as President from October 2005 to January 2011, Senior Executive Vice President of TJX from 2004 until January 2005, Executive Vice President of TJX from 2001 to 2004 and President of Marmaxx from 2001 to January 2005. From January 2005 until October 2005, she was employed in an advisory role for TJX and consulted for Berkshire Partners LLC, a private equity firm. From 1983 to 2001, she held various senior management and merchandising positions with Marmaxx and with Chadwick’s of Boston and Hit or Miss, former divisions of TJX. Ms. Meyrowitz is also a director of Staples, Inc. and was a director of Amscan Holdings, Inc. from 2005 to 2012. As Executive Chairman of the Board of TJX, and through the many other positions Ms. Meyrowitz has held with TJX, Ms. Meyrowitz has a deep understanding of TJX and broad experience in all aspects of off-price retail, including innovation, strategy, buying, distribution, marketing, real estate, finance and accounting, and international operations.

John F. O’Brien, 73

Director since 1996

Mr. O’Brien is the retired Chief Executive Officer and President of Allmerica Financial Corporation (now The Hanover Insurance Group, Inc.), an insurance and diversified financial services company, holding those positions from 1995 to 2002. Mr. O’Brien previously held executive positions at Fidelity Investments, an asset management firm, including Group Managing Director of FMR Corporation, Chairman of Institutional Services Company and Chairman of Brokerage Services, Inc. Mr. O’Brien serves as our Lead Director. Mr. O’Brien is also Non-Executive Chairman and a director of Cabot Corporation, a director of LKQ Corporation and a director of a family of 93 registered mutual funds managed by BlackRock, Inc., an investment management advisory firm. Mr. O’Brien has substantial executive experience with two financial services businesses, giving him expertise including general management and oversight with respect to strategy, financial planning, insurance, operations, finance and capital structure.

Willow B. Shire, 68

Director since 1995

Ms. Shire was an executive consultant with Orchard Consulting Group from 1994 to January 2015, specializing in leadership development and strategic problem solving. Previously, she was Chairperson for the

Computer Systems Public Policy Project within the National Academy of Science. She also held various positions at Digital Equipment Corporation, a computer hardware manufacturer, for 18 years, including Vice President and Officer, Health Industries Business Unit. Through her consulting experience and prior business experience, Ms. Shire brings expertise in leadership development, talent assessment, change management, human resources and development practices, cultural assessment and strategic problem solving.

CORPORATE GOVERNANCE

Integrity has been a core tenet of TJX since our inception. We seek to perform with the highest standards of ethical conduct and in compliance with all laws and regulations that relate to our businesses. We have Corporate Governance Principles, a Global Code of Conduct for our Associates, a Code of Ethics for TJX Executives, written charters for each of our Board committees and a Director Code of Business Conduct and Ethics. The current versions of these documents and other items relating to our governance can be found on our corporate website, www.tjx.com, as described below in Online Availability of Information.

Board Independence

Independence Determination. Our Corporate Governance Principles provide that at least two-thirds of the members of our Board will be independent directors. The Board evaluates any relationships of each director with TJX and makes an affirmative determination whether or not each director is independent. To assist it in making its independence determination, the Board has adopted categorical independence standards in our Corporate Governance Principles. As part of the Board’s annual review of director independence, the Board considered the recommendation of our Corporate Governance Committee and reviewed any transactions and relationships between each non-management director or any member of his or her immediate family and TJX in accordance with our Corporate Governance Principles. The purpose of this review was to determine whether there were any such relationships or transactions and, if so, whether they were inconsistent with a determination that the director was independent.

As a result of this review, our Board unanimously determined that nine directors of our current 11-member Board (82%) are independent: Zein Abdalla, José B. Alvarez, Alan M. Bennett, David T. Ching, Michael F. Hines, Amy B. Lane, John F. O’Brien, Willow B. Shire and William H. Swanson. None of these directors had any relationship with TJX that implicated our categorical standards of independence. Carol Meyrowitz, as Executive Chairman, and Ernie Herrman, as Chief Executive Officer, are executive officers of TJX and are therefore not independent. Similarly, Bernard Cammarata, who was an executive officer of TJX and served as Chairman of the Board until his retirement from the Board in June 2015, was not independent.

Board Nominees and Service at TJX

Board Nominations. The Corporate Governance Committee recommends to the Board individuals to be director nominees who, in the opinion of the Corporate Governance Committee, have high personal and professional integrity, have demonstrated ability and judgment and will be effective in collectively serving the long-term best interests of our stockholders. As described below in Board Expertise and Diversity, the Corporate Governance Committee considers a range of factors when considering individual candidates, including professional experience, personal integrity and potential contributions to the Board as a whole. In addition, the Corporate Governance Committee considers each director nominee’s experience, qualifications, attributes and skills in light of our business, including those that are identified in the biographical information contained above under Nominees and Their Qualifications.

The Corporate Governance Committee’s process for identifying and evaluating candidates, including candidates recommended by stockholders, includes actively seeking to identify qualified individuals by various means that may include reviewing lists of possible candidates, such as chief executive officers of public companies or leaders of finance or other industries; considering proposals from a range of sources, such as the Board of Directors, management, Associates, stockholders and industry contacts; and engaging a third-party search firm to expand our search and assist in compiling information about possible candidates. Mr. Herrman was nominated to be a director by our Corporate Governance Committee and then elected by the full Board effective in October 2015 as part of our succession planning.

The Corporate Governance Committee has a policy for stockholder recommendations of candidates for director nominees, which is available on our website. Any stockholder may submit, in writing, one candidate for consideration for each stockholder meeting at which directors are to be elected. Stockholders wishing to recommend a candidate must submit the recommendation by a date not later than the 120th calendar day before the first anniversary of the date that we released our proxy statement to stockholders in connection with the previous year’s Annual Meeting. Recommendations should be sent to the Secretary of TJX, The TJX Companies, Inc., 770 Cochituate Road, Framingham, Massachusetts 01701. As described in the policy, a recommendation must provide specified information about, certifications from and consents and agreements of, the candidate. The Corporate Governance Committee evaluates candidates for the position of director recommended by stockholders in the same manner as candidates from other sources. The Corporate Governance Committee will determine whether to interview any candidates and may seek additional information about candidates from third-party sources.

Board Expertise and Diversity. As a global company with approximately 216,000 Associates at our fiscal year end, we consider diversity among our Associates, customers and vendors to be part of who we are and core to our culture. At the Board level and throughout the organization we strive to promote the benefits of leveraging differences, inclusion and promoting a talented and diverse workforce. We seek to have a Board that represents diversity as to experience, gender and ethnicity/race and that reflects a range of talents, ages, skills, viewpoints, professional experience, educational background and expertise to provide sound and prudent guidance on our operations and interests. In evaluating the suitability of individual Board nominees, the Corporate Governance Committee does not have a formal policy with respect to diversity, but takes into account many factors, including general understanding of disciplines relevant to the success of a large and complex publicly traded company in today’s business environment; understanding of our business and industry; professional background and leadership experience; experience on the boards of other large publicly traded companies; personal accomplishments; integrity; independence and geographic, gender, age, ethnic and racial diversity. The Corporate Governance Committee evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that the Committee believes can best continue the success of our business and represent stockholder interests through the exercise of sound judgment using its collective diversity of experience. We value the many kinds of diversity reflected in our Board and nominees.

Majority Voting. Our by-laws provide for the election of directors in an uncontested election by a majority of the shares properly cast at the meeting. Our Corporate Governance Principles require any incumbent nominee for director to provide an irrevocable contingent resignation to the Secretary of TJX at least 14 days in advance of the distribution date for proxy solicitation materials for the stockholder meeting at which such director is expected to be nominated to stand for election. This resignation would be effective only if (a) the director fails to receive the requisite majority vote in an uncontested election and (b) the Board accepts the resignation. Our Corporate Governance Principles provide procedures for the consideration of this kind of resignation by the Board. Within 90 days of the date of the annual meeting of stockholders, the Board, with the recommendation of the Corporate Governance Committee, will act upon such resignation. In making its decision, the Board will consider the best interests of TJX and its stockholders and will take what it deems to be appropriate action, which may include accepting or rejecting the resignation or taking further measures to address those concerns that were the basis for the underlying stockholder vote.

Board Service Policies. It is our policy that no director shall be nominated who has attained the age of 75 prior to or on the date of his or her election. Under our Corporate Governance Principles, directors who are CEOs of public companies should not serve on more than two boards of public companies besides their own and no director should serve on more than five boards of public companies, including the TJX Board. Under our Audit Committee Charter, members of the Audit Committee should not serve on more than two audit committees of other companies. When a director’s principal occupation or business association changes during his or her tenure as a director, our Corporate Governance Principles provide that the director is required to tender his or her resignation from the Board, and the Corporate Governance Committee will recommend to the Board any action to be taken with respect to the resignation.

Board Committees and Meetings

Board Attendance. During fiscal 2016, our Board met seven times. The independent directors also met separately at regularly scheduled executive sessions. It is our policy, included in our Corporate Governance Principles, that all directors standing for reelection are expected to attend the annual meeting of stockholders. All directors who stood for reelection at the 2015 Annual Meeting were in attendance.

The Board of Directors has five standing committees: Audit, Corporate Governance, Executive, Executive Compensation and Finance. All members of the Audit, Corporate Governance, Executive Compensation and Finance Committees are independent directors. Each of our directors attended at least 75% of all meetings of the Board and committees of which he or she was then a member. While each committee has designated responsibilities, each committee may act on behalf of the entire Board. The committees regularly report on their activities to the entire Board. The table below provides information about membership and meetings of these committees during fiscal 2016:

Name	Audit	Corporate Governance	Executive	Executive Compensation	Finance
Zein Abdalla(1)		+			+
José B. Alvarez	+			+
Alan M. Bennett				*	+
Bernard Cammarata(2)			*
David T. Ching	+	+
Ernie Herrman
Michael F. Hines	*				+
Amy B. Lane	+		+		*
Carol Meyrowitz(3)			*
John F. O’Brien(4)			+	+
Willow B. Shire		*		+
William H. Swanson(5)				+
Number of meetings during fiscal 2016	11	5	-	9	4

*	Committee Chairman
(1)	Mr. Abdalla joined the Finance Committee in June 2015.
(2)	Mr. Cammarata served as Chairman of the Board and as Chairman of the Executive Committee until his retirement from the Board in June 2015.
(3)	Ms. Meyrowitz was elected Chairman of the Board and Chairman of the Executive Committee in June 2015.
(4)	Mr. O’Brien served on the Executive Compensation Committee until June 2015.
(5)	Mr. Swanson is not standing for election at the 2016 Annual Meeting.

Audit Committee. (Mr. Hines, Chairman; Mr. Alvarez; Mr. Ching; Ms. Lane) The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm and oversight of the financial reporting process. Each member of the Audit Committee is a non-employee director and meets the independence standards adopted by the Board in compliance with New York Stock Exchange (NYSE) listing standards. The Audit Committee operates under the terms of a written charter which is reviewed by members of the committee annually. The Audit Committee’s responsibilities include, among other things:

•	reviewing and discussing with management, internal auditors and the independent registered public accounting firm our quarterly and annual financial statements, including the accounting principles and procedures applied in their preparation and any changes in accounting policies;

•	monitoring our system of internal financial controls and accounting practices;

•	overseeing the internal and external audit process, including the scope and implementation of the annual audit;

•	overseeing our compliance and ethics programs;

•	selecting, retaining, approving the compensation of, overseeing and if necessary, replacing the independent registered public accounting firm, evaluating the performance of the independent registered public accounting firm, including the lead audit partner;

•	establishing and maintaining procedures for receipt, retention and treatment of complaints, including the confidential and anonymous submission of complaints by employees, regarding accounting, internal accounting controls or auditing matters;

•	pre-approving all work by the independent registered public accounting firm; and

•	reviewing other matters as the Board deems appropriate.

In addition to assuring the regular rotation of the lead partner of the independent auditor, as required by law, the Audit Committee, including its Chair, has been involved in the selection of, and reviews and evaluates the performance of, the independent auditor, including the lead audit partner, and further considers whether there should be regular rotation of the audit function among firms.

Executive Compensation Committee. (Mr. Bennett, Chairman; Mr. Alvarez; Ms. Shire; Mr. Swanson) The Executive Compensation Committee, or the ECC, is responsible for overseeing executive compensation and benefits. Each member of the ECC is a non-employee director and meets the independence standards adopted by the Board and those required by NYSE listing standards. The ECC operates under the terms of a written charter which is reviewed by the members of the committee annually. Pursuant to its charter, the ECC may delegate its authority to a subcommittee or to such other person that the ECC determines is appropriate and is permitted by applicable law, regulations and listing standards. The ECC’s responsibilities include, among other things:

•	reviewing and approving the structure and philosophy of compensation of the Chief Executive Officer, other executive officers, and senior Associates;

•	approving the compensation and benefits, including awards of stock options, bonuses and other awards and incentives, of our executive officers and other Associates in those categories as are from time to time identified by the ECC;

•	determining the compensation of the Chief Executive Officer, including awards of stock options, bonuses and other awards and incentives, based on the evaluation by the Corporate Governance Committee of the performance of the Chief Executive Officer and such other factors as the ECC deems relevant;

•	determining the performance goals and performance criteria under our incentive plans;

•	approving the terms of employment of our executive officers, including employment and other agreements with such officers;

•	reviewing and undertaking other matters that the Board or the ECC deems appropriate, such as the review of our succession plan for the Chief Executive Officer and other executive officers; and

•	overseeing the administration of our incentive plans and other compensatory plans and funding arrangements.

The ECC also reviews our compensation policies and practices for our Associates to determine whether they give rise to risks which are reasonably likely to have a material adverse effect on the Company. See Compensation Program Risk Assessment, below.

Corporate Governance Committee. (Ms. Shire, Chairman; Mr. Abdalla; Mr. Ching) The Corporate Governance Committee is responsible for recommending nominees to serve as members of our Board and for overseeing our corporate governance practices. Each member of the Corporate Governance Committee is a non-employee director and meets the independence standards adopted by the Board in compliance with NYSE listing standards. The Corporate Governance Committee operates under the terms of a written charter which is reviewed by the members of the committee annually. The Corporate Governance Committee’s responsibilities include, among other things:

•	recommending director nominees to the Board;

•	developing, recommending to the Board and reviewing corporate governance principles;

•	reviewing our policies with respect to significant issues of corporate social and public responsibility, including political contributions and activities, environmental and sustainability activities and charitable giving;

•	reviewing practices and policies with respect to directors, including retirement policies, the size of the Board and the meeting frequency of the Board, and reviewing the functions, duties and composition of the committees of the Board and compensation for Board and committee members;

•	recommending processes for the annual evaluations of the performance of the Board, the Chairman, the independent Lead Director and each committee and its chair;

•	establishing performance objectives for the Chief Executive Officer and annually evaluating the performance of the Chief Executive Officer against such objectives; and

•	overseeing the maintenance and presentation to the Board of management’s plans for succession to senior management positions.

Executive Committee. (Ms. Meyrowitz, Chairman; Ms. Lane; Mr. O’Brien) The Executive Committee meets at such times as it determines to be appropriate and has the authority to act for the Board on specified matters during the intervals between meetings of the Board.

Finance Committee. (Ms. Lane, Chairman; Mr. Abdalla; Mr. Bennett; Mr. Hines) The Finance Committee is responsible for reviewing and making recommendations to the Board relating to our financial activities and condition. The Finance Committee operates under the terms of a written charter which is reviewed by the members of the committee annually. The Finance Committee’s responsibilities include, among other things:

•	reviewing and making recommendations to the Board with respect to our financing plans and strategies; financial condition; capital structure; tax strategies, liabilities and payments; dividends; stock repurchase programs and insurance programs;

•	approving our cash investment policies, foreign exchange risk management policies, commodity hedging policies, capital investment criteria and agreements for borrowing by us and our subsidiaries from banks and other financial institutions; and

•	reviewing investment policies as well as the performance and actuarial status of our pension and other retirement benefit plans.

Board Leadership Structure. Our Board annually elects a director to serve as Chairman of the Board of Directors. Carol Meyrowitz, Chief Executive Officer of TJX through fiscal 2016, became Chairman in June 2015. Starting at the beginning of fiscal 2017, Ernie Herrman became Chief Executive Officer and Ms. Meyrowitz continued as Chairman of the Board and an executive officer of TJX in the role of Executive Chairman. Consistent with our Corporate Governance Principles, because our current Chairman is not independent, our independent directors have elected an independent Lead Director, John F. O’Brien. In his role as Lead Director, Mr. O’Brien, among other duties:

•	meets at least quarterly with our Chief Executive Officer and Executive Chairman, and with other senior officers as necessary;

•	attends regular management business review meetings;

•	schedules meetings of the independent directors, presides at meetings of the Board at which the Executive Chairman is not present, including meetings of the independent directors;

•	serves as a liaison between the independent directors and the Executive Chairman and management and approves Board meeting schedules and agendas;

•	attends the meetings of each Board committee; and

•	undertakes other responsibilities designated by the independent directors.

The Board believes that the separate roles of Mr. O’Brien, Ms. Meyrowitz and Mr. Herrman are in the best interests of TJX and its stockholders. Mr. O’Brien, as Lead Director, provides independence in TJX’s Board leadership, as provided in the Corporate Governance Principles, through his review and approval of Board meeting agendas, his participation in management business review meetings and his leadership of the independent directors. Ms. Meyrowitz, as Executive Chairman, has wide-ranging, in-depth knowledge of our business arising from her many years of service to TJX, and as a result has provided, and we believe will continue to provide, effective leadership to the Board and support for Mr. Herrman, as CEO, and for other members of management.

Board’s Role in Risk Oversight

It is management’s responsibility to manage risk and bring to the Board’s attention risks that are material to TJX. The Board has oversight responsibility for the systems established to report and monitor the most significant risks applicable to TJX. The Board administers its risk oversight role directly and through its committee structure and the committees’ regular reports at Board meetings. In general terms:

•	The Board reviews strategic, financial and execution risks and exposures associated with the annual plan and multi-year plans; any major litigation and other matters that may present material risk to our operations, plans, prospects or reputation; acquisitions and divestitures and senior management succession planning and receives regular reports from our Chief Risk and Compliance Officer.

•	The Audit Committee reviews risks associated with financial and accounting matters, including financial reporting, accounting, disclosure, internal controls over financial reporting, ethics and compliance programs, compliance with orders and data security and receives regular reports from our Chief Risk and Compliance Officer.

•	The ECC reviews risks related to executive compensation and the design of compensation programs, plans and arrangements.

•	The Corporate Governance Committee reviews risks related to Board and CEO evaluations and management succession.

•	The Finance Committee reviews risks related to financing plans, investment policies, capital structure and liquidity, foreign currency exchange and commodity hedging policies, and investment performance, asset allocation strategies and funding of our pension and retirement benefit plans.

Compensation Program Risk Assessment. As part of our regular enterprise risk assessment process overseen by the Board and described above, we review the risks associated with our compensation plans and arrangements. In fiscal 2016, the ECC reviewed TJX’s Associate compensation policies and practices and determined that they do not give rise to risks that are reasonably likely to have a material adverse effect on TJX. The ECC’s assessment considered what risks could be created or encouraged by our executive and broad-based compensation plans and arrangements worldwide, how those potential risks are monitored, mitigated and managed and whether those potential risks are reasonably likely to have a material adverse effect on TJX. The assessment was led by our Chief Risk and Compliance Officer, whose responsibilities include leadership of our enterprise risk management process, and included consultation with and input by, among others, executive officers, senior human resources and financial executives, the ECC’s independent compensation consultant and internal and external legal counsel. The assessment considered, among other things, factors intended to mitigate risk at TJX, including Board and committee oversight, use of an independent compensation consultant, market checks, compensation mix, emphasis on objective performance-based pay, caps on payouts, company policies, and internal controls and risk management initiatives, and the balance of potential risks and rewards related to our compensation programs and the role of those programs in implementing our corporate strategy.

Codes of Conduct and Ethics and Other Policies

Global Code of Conduct for Associates. We have a Global Code of Conduct for our Associates that requires our Associates to conduct our business with integrity. Our Global Code of Conduct covers professional conduct, including employment policies, ethical business dealings, conflicts of interest, confidentiality, intellectual property rights and the protection of confidential information, as well as adherence to laws and regulations applicable to the conduct of our business. We have a Code of Conduct helpline to allow Associates to voice their concerns. We also have procedures for Associates to report complaints regarding accounting and auditing matters, available on our website, www.tjx.com.

Code of Ethics for TJX Executives and Director Code of Business Conduct and Ethics. We have a Code of Ethics for TJX Executives governing our Executive Chairman, Chief Executive Officer, President, Chief Financial Officer and other senior operating, financial and legal executives. The Code of Ethics for TJX Executives is designed to ensure integrity in our financial reports and public disclosures. We also have a Director Code of Business Conduct and Ethics that is designed to promote honest and ethical conduct, compliance with applicable laws, rules and regulations and the avoidance of conflicts of interest for our Board members. We intend to disclose any future amendments to, or waivers from, the Code of Ethics for TJX Executives or the Director Code of Business Conduct and Ethics, as required, within four business days of the waiver or amendment through a posting on our website or by filing a Current Report on Form 8-K with the Securities and Exchange Commission, or SEC.

Stock Ownership Guidelines for Directors. Our Corporate Governance Principles provide that a non-employee director is expected to attain stock ownership with a fair market value equal to at least five times the annual retainer paid to the director within five years of initial election to the Board. New board members are also expected to acquire at least $10,000 of our common stock outright upon joining the Board. As described further on page 33 in the Compensation Discussion and Analysis section, our executives are also subject to stock ownership guidelines. As of April 11, 2016, all of our directors and executive officers were in compliance with our ownership guidelines.

Board Annual Performance Reviews. We have a comprehensive review process for evaluating the performance of our Board and our directors. Our Corporate Governance Committee oversees the annual performance evaluation of the entire Board, our Chairman, our independent Lead Director, each of our committees and its chair, and each of our individual directors. We review our process annually. In addition, each of our independent committees conducts an annual self-assessment.

Environmental Sustainability. As part of our continued commitment to corporate responsibility, TJX has long pursued initiatives that are good for the environment as well as our profitability. We believe in the value of environmentally sound business practices throughout our operations, including energy and water conservation as well as recycling and waste reduction efforts. We understand that strong, sustainable business practices are important to our stakeholders, including stockholders, Associates, customers and the communities in which we work, and we work hard to evolve and improve our programs each year. Our corporate responsibility report, which highlights efforts we have made in these initiatives, is available on our website, www.tjx.com, in the Corporate Responsibility section.

Online Availability of Information

Our Corporate Governance Principles, Global Code of Conduct, Code of Ethics for TJX Executives, Director Code of Business Conduct and Ethics, and charters for our Audit, Corporate Governance, Executive, Executive Compensation and Finance Committees are available on our website, www.tjx.com, in the Corporate Responsibility: Responsible Business: Governance section. Information appearing on www.tjx.com is not a part of, and is not incorporated by reference in, this proxy statement.

Communications with Our Board

Security holders and other interested parties may communicate directly with our Board, the non-management directors or the independent directors as a group, specified individual directors or the Lead Director by writing to such individual or group, c/o Office of the Secretary, The TJX Companies, Inc., 770 Cochituate Road, Framingham, Massachusetts 01701. The Secretary will forward such communications to the relevant group or individual at or prior to the next Board meeting. Stockholders and others can communicate complaints regarding accounting, internal accounting controls or auditing matters by writing to the Audit Committee, c/o Corporate Internal Audit Director, The TJX Companies, Inc., 770 Cochituate Road, Framingham, Massachusetts 01701.

Transactions with Related Persons

Under its charter, the Corporate Governance Committee is responsible for reviewing and approving or ratifying any transaction in which, in addition to TJX, any of our directors, director nominees, executive officers (or their immediate family members) or any greater than 5% stockholders (or their immediate family members) is a participant and has a direct or indirect material interest, as provided under SEC rules. In the course of reviewing potential related person transactions, the Corporate Governance Committee considers the nature of the related person’s interest in the transaction; the presence of standard prices, rates or charges or terms otherwise consistent with arms-length dealings with unrelated third parties; the materiality of the transaction to each party; the reasons for TJX entering into the transaction with the related person; the potential effect of the transaction on the status of a director as an independent, outside or disinterested director or committee member; and any other factors the Corporate Governance Committee may deem relevant. Our General Counsel’s office is primarily responsible for the implementation of processes and procedures for screening potential transactions and providing information to the Corporate Governance Committee. During fiscal 2016, Charles Bairos, brother-in-law of Ms. Meyrowitz, our CEO and a director during fiscal 2016, and Barbara House, sister-in-law of Mr. Sherr, an executive officer, were employed by TJX. They received compensation from us, including salary for fiscal 2016 and the beginning of fiscal 2017 and incentive compensation (cash and equity) earned for fiscal 2016, consistent with other Associates at their respective levels and responsibilities, totaling approximately $207,600 and $299,500, respectively. They each also participated in company benefit plans generally available to similarly situated Associates. Lisa Cammarata, daughter of Mr. Cammarata, our Chairman until June 2015, is an executive and principal of a vendor from which TJX acquires merchandise from time to time. TJX purchased approximately $4.5 million in merchandise from that vendor during fiscal 2016 through the beginning of fiscal 2017. As described below in Beneficial Ownership, The Vanguard Group reported that it was the beneficial owner of more than 5% of TJX’s outstanding common stock. TJX expects to pay The Vanguard Group, Inc. and its affiliates approximately $375,000 for services primarily provided during the second half of fiscal 2016 and the first quarter of fiscal 2017 in connection with TJX’s retirement savings plans (including recordkeeping, trustee and related services). Our Corporate Governance Committee discussed and approved or ratified these transactions, consistent with our review process described above.

Audit Committee Report

The Audit Committee operates in accordance with a written charter adopted by the Board and reviewed annually by the Committee. We are responsible for overseeing the quality and integrity of TJX’s accounting, auditing and financial reporting practices. The Audit Committee is composed solely of members who are independent, as defined by the NYSE and TJX’s Corporate Governance Principles. Further, the Board has determined that two of our members (Mr. Hines and Ms. Lane) are audit committee financial experts as defined by the rules of the SEC.

We met 11 times during fiscal 2016, including four meetings held with TJX’s Chief Financial Officer, Corporate Controller, Corporate Internal Audit and PricewaterhouseCoopers LLP, or PwC, TJX’s independent registered public accounting firm, prior to the public release of TJX’s quarterly and annual earnings announcements in order to discuss the financial information contained in the announcements. Management has the responsibility for the preparation of TJX’s financial statements, and PwC has the responsibility for the audit of those statements.

We took numerous actions to discharge our oversight responsibility with respect to the audit process. We reviewed and discussed the audited financial statements of TJX as of and for fiscal 2016 with management and PwC. We received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board (PCAOB) regarding the independent accountant’s communications with the audit committee concerning independence and the potential effects of any disclosed relationships on PwC’s independence and discussed with PwC its independence. We discussed with management, the internal auditors and PwC, TJX’s internal control over financial reporting and management’s assessment of the effectiveness of internal control over financial reporting and the internal audit function’s organization, responsibilities, budget and staffing. We reviewed with both PwC and our internal auditors their audit plans, audit scope and identification of audit risks.

We reviewed and discussed with PwC communications required by the Standards of the PCAOB (United States), as described in PCAOB Auditing Standard 16, “Communication with Audit Committees,” and, with and without management present, discussed and reviewed the results of PwC’s examination of TJX’s financial statements. We also discussed the results of the internal audit examinations with and without management present.

Based on these reviews and discussions with management and PwC, we recommended to the Board that TJX’s audited financial statements be included in its Annual Report on Form 10-K for fiscal 2016 for filing with the SEC. We also have selected PwC as the independent registered public accounting firm for fiscal 2017, subject to ratification by TJX’s stockholders.

Audit Committee

Michael F. Hines, Chairman
José B. Alvarez
David T. Ching
Amy B. Lane

Auditor Fees

The aggregate fees that TJX was billed for professional services rendered by PwC for fiscal 2016 and fiscal 2015 were:

In thousands	2016	2015
Audit	$7,810	$6,588
Audit Related	781	1,017
Tax	1,155	861
All Other	206	73
Total	$9,952	$8,539

•	Audit fees were for professional services rendered for the audits of TJX’s consolidated financial statements including financial statement schedules and statutory and subsidiary audits, review of documents filed with the SEC, review of and opinions on the effectiveness of internal control over financial reporting and in fiscal 2015 providing a comfort letter in connection with TJX’s issuance of notes.

•	Audit related fees were for consultations concerning financial accounting and reporting standards, employee benefit plan and medical claims audits and due diligence assistance.

•	Tax fees were for services related to tax compliance, planning and advice, including assistance with tax audits and appeals, tax services for employee benefit plans, transfer pricing and requests for rulings and technical advice from tax authorities.

•	All other fees were for services during fiscal 2016 related to our environmental sustainability program and foreign exchange and for services during both fiscal 2016 and fiscal 2015 related to our conflict minerals program and training for our internal audit department.

The Audit Committee is responsible for the audit fee negotiations associated with the Company’s retention of PwC. The Audit Committee of the Board pre-approves all audit services and all permitted non-audit services by PwC, including engagement fees and terms. The Audit Committee has delegated the authority to take such action between meetings to the Audit Committee chairman, who reports the decisions made to the full Audit Committee at its next scheduled meeting.

Our policies prohibit TJX from engaging PwC to provide any services relating to bookkeeping or other services related to accounting records or financial statements, financial information system design and implementation, appraisal or valuation services, fairness opinions or contribution-in-kind reports, actuarial services, internal audit outsourcing, any management function, legal services or expert services not related to audit, broker-dealer, investment adviser, or investment banking services or human resource consulting. In addition, the Audit Committee evaluates whether TJX’s use of PwC for permitted non-audit services is compatible with maintaining PwC’s independence. The Audit Committee concluded that PwC’s provision of non-audit services, which were approved in advance, was compatible with their independence.

BENEFICIAL OWNERSHIP

The following table shows, as of April 11, 2016, the number of shares of our common stock beneficially owned by each director, director nominee and executive officer named in the Summary Compensation Table and all directors and executive officers as a group:

Name	Number of Shares
Zein Abdalla	16,452
José B. Alvarez	39,717
Alan M. Bennett	44,295
David T. Ching	39,747
Scott Goldenberg	108,316
Ernie Herrman	559,300
Michael F. Hines	52,558
Amy B. Lane	51,246
Michael MacMillan	40,000
Carol Meyrowitz	691,577
John F. O’Brien	113,040
Richard Sherr	115,000
Willow B. Shire	73,143
William H. Swanson	6,784
All Directors and Executive Officers as a Group (15 Persons)	2,019,899

The total number of shares beneficially owned by each individual and by the group above constitutes, in each case, less than 1% of the outstanding shares. The amounts above reflect sole voting and investment power.

Shares listed in the above table:

•	Include vested deferred shares (and estimated deferred shares for accumulated dividends) held by the following directors: Mr. Abdalla 6,169; Mr. Alvarez 37,858; Mr. Bennett 39,136; Mr. Ching 25,174; Mr. Hines 41,399; Ms. Lane 34,779; Mr. O’Brien 52,909; Ms. Shire 55,820; Mr. Swanson 1,543 and all directors and executive officers as a group 294,787. Shares include 1,159 estimated deferred shares (and estimated deferred shares for accumulated dividends) that are scheduled to vest within 60 days of April 11, 2016 held by each of Mr. Abdalla, Mr. Alvarez, Mr. Bennett, Mr. Ching, Mr. Hines, Ms. Lane, Mr. O’Brien, Ms. Shire and Mr. Swanson and 10,431 held by all directors and executive officers as a group.

•	Include shares of common stock that the following persons had the right to acquire on April 11, 2016 or within 60 days thereafter through the exercise of options: Mr. Goldenberg 20,923; Mr. Herrman 169,300; Ms. Meyrowitz 354,784; and all directors and executive officers as a group 562,463.

•	Include performance-based restricted shares that were subject to forfeiture restrictions as of April 11, 2016: Mr. Goldenberg 80,000; Mr. Herrman 390,000; Ms. Meyrowitz 140,371; Mr. Sherr 115,000; and all directors and executive officers as a group 765,371. Include 40,000 performance-based deferred shares scheduled to vest within 60 days of April 11, 2016 held by Mr. MacMillan. Shares listed do not include unvested performance-based deferred stock awards or restricted stock unit awards not scheduled to vest within 60 days of April 11, 2016.

The following table shows, as of April 11, 2016, each person known by us to be the beneficial owner of more than 5% of our outstanding common stock:

Name and Address of Beneficial Owner	Number of Shares	Percentage of Class Outstanding
FMR LLC(1) 245 Summer Street Boston, MA 02210	44,333,251	6.6%
The Vanguard Group(2) 100 Vanguard Blvd. Malvern, PA 19355	41,772,762	6.2%
BlackRock, Inc.(3) 40 East 52nd Street New York, NY 10022	38,830,651	5.8%

(1)	Amounts based on ownership of FMR LLC at December 31, 2015 as indicated in the Schedule 13G/A filed by FMR LLC and Abigail P. Johnson with the SEC on February 12, 2016, which reflected that FMR LLC has sole voting power with respect to 3,525,547 of the shares and FMR LLC and Ms. Johnson have sole dispositive power with respect to 44,333,251 shares.

(2)	Amounts based on ownership of The Vanguard Group at December 31, 2015 as indicated in its Schedule 13G/A filed with the SEC on February 10, 2016, which reflected sole voting power with respect to 1,255,692 of the shares, shared voting power with respect to 68,500 of the shares, sole dispositive power with respect to 40,443,160 of the shares and shared dispositive power over 1,329,602 of the shares.

(3)	Amounts based on ownership of BlackRock, Inc. and certain subsidiaries at December 31, 2015 as indicated in its Schedule 13G/A filed with the SEC on February 10, 2016, which reflected sole voting power with respect to 31,613,389 of the shares and sole dispositive power with respect to 38,830,651 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the Exchange Act), requires our directors and executive officers to file reports of holdings and transactions in our common stock with the SEC and the NYSE. To facilitate compliance, we have undertaken the responsibility to prepare and file these reports on behalf of our officers and directors. Based on our records and other information, all reports were timely filed, other than a delay in filing one Form 4 to report the grant of shares of restricted stock to Mr. Herrman in March 2015.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section is organized into the following parts:

Executive Summary: Our Performance and Compensation Program Highlights

Overview of Process: How Compensation Decisions Are Made

Compensation Program Elements

Related Policies and Considerations

Executive Summary: Our Performance and Compensation Program Highlights

Our Performance

TJX is the leading off-price apparel and home fashions retailer in the United States and worldwide, with stores in nine countries, across three continents. Our management has led very strong performance at TJX through weak and strong economies. We believe our compensation program is critical to motivating our management to achieve our business goals. As our business continues to expand, we are working to deliver our value proposition in more markets, including in new geographies, which increases our operational complexity. We believe that a key component to our success is maintaining the ability to develop talent who can execute the fundamentals of our off-price business model and drive our long-term, global strategy across these varied markets. Our overall compensation philosophy is to create a balanced program to attract and retain top talent, motivate executives to achieve our business objectives, reward performance, emphasize variable, performance-based compensation through our incentive programs and maintain pay practices that help align the interests of our Associates and stockholders.

Fiscal 2016 was a successful year for TJX, reflecting our management’s strong execution of our business model.

Fiscal 2016
$30.9 B Net Sales
9.3% Total Stockholder Return
$47.3 B Market Cap
219 / 3,614 Net New Stores / Total Stores

We reached $30.9 billion in net sales in fiscal 2016, 6% more than the previous year. We added a net of 219 new stores during fiscal 2016, continuing our growth across our geographies, including three new countries. Our total stockholder return was 9% for fiscal 2016 on top of 16% for the year before. Our market capitalization continued to grow, from $45.2 billion at the end of fiscal 2015 to $47.3 billion at the end of fiscal 2016.

Our three- and five-year compound annual growth rates for total stockholder return of 18% and 26%, respectively, again exceeded the performance of the general market (S&P 500) and that of our compensation peer group discussed in this proxy statement. In the same periods, our compound adjusted earnings per share growth* was 10% and 14%, surpassing that of our peer group.

Our CEO’s compensation continued to be aligned with our strong performance.

Our plan-based compensation for fiscal 2016 reflects our strong performance.

Annual Cash Incentive Plan	Long Term Cash Incentive Plan	Performance-Based Stock Awards
168.92%	116.33%	✓

Payout for above target corporate performance for FY16	Payout for above target performance for FY14-FY16 cycle	Performance conditions satisfied for periods ending in FY16

* Notes on charts:

1. Adjusted earnings per share (EPS) of TJX excludes from diluted EPS from continuing operations computed in accordance with U.S. generally accepted accounting principles (GAAP) the positive and negative effects of items that affect comparability between periods. Several of the peer group members also report adjusted EPS, which are used in calculating the peer group averages. Peer group averages include only those companies with positive adjusted EPS in the most recent fiscal year or comparable period and excludes those companies that experienced corporate events that have resulted in restated financial statements from which we cannot reliably derive adjusted EPS for the three- and five-year periods. Our fiscal 2011 adjusted EPS of $1.75 excludes the negative impact of $0.11 per share from operating losses and closing costs of A.J. Wright stores and $0.01 per share benefit for a reduction for Computer Intrusion related costs from GAAP EPS of $1.65. Our fiscal 2012 adjusted EPS of $1.99 excludes the negative impact of $0.06 per share from the A.J. Wright consolidations from GAAP EPS of $1.93. Our fiscal 2013 adjusted EPS of $2.47 excludes an estimated $0.08 per share benefit from the 53rd week from GAAP EPS of $2.55. Our fiscal 2014 adjusted EPS of $2.83 excludes an $0.11 per share tax benefit from GAAP EPS of $2.94. Our fiscal 2015 adjusted EPS of $3.16 excludes the impact of a second quarter debt extinguishment charge of $0.01 per share on GAAP EPS of $3.15.

2. In the CEO Pay for Performance chart, Total Compensation for our CEO for each fiscal year, Ms. Meyrowitz, consists of base salary, annual and long-term cash incentives (MIP and LRPIP) with performance periods ending in that fiscal year, stock options valued at grant date and performance-based stock awards valued at grant date and allocated to the year of the related performance and service. Reconciliations of adjusted EPS are included in the note above. Information reflected in this chart differs from, and is not a substitute for, the information presented in the Summary Compensation Table on page 36 of this proxy statement.

We announced our CEO succession plan that became effective at the beginning of fiscal 2017.

On October 5, 2015, our board approved our CEO succession plan that became effective at the beginning of fiscal 2017. The CEO transition resulted in the separation of the roles of Chief Executive Officer and Chairman.

•	The Board elected Ernie Herrman to the position of Chief Executive Officer, effective January 31, 2016. Mr. Herrman remains President of the Company and was elected a Director of the Company on October 5, 2015.

•	Carol Meyrowitz, the Chief Executive Officer prior to the CEO transition through fiscal 2016, became Chairman of the Board of Directors, effective June 11, 2015 and Executive Chairman of the Board, effective January 31, 2016. Ms. Meyrowitz remains an active executive and an integral part of TJX’s executive management team, including as an advisor to Mr. Herrman on the Company’s long-term growth initiatives and strategy.

Compensation Program Highlights

Our compensation program for fiscal 2016 emphasized variable, performance-based compensation. These elements constituted a significant portion of target compensation for our named executive officers in fiscal 2016, as shown in the pie charts below. Our fiscal 2016 named executive officers are the following:

•	Carol Meyrowitz, Chief Executive Officer;

•	Ernie Herrman, President;

•	Michael MacMillan, Senior Executive Vice President, Group President;

•	Richard Sherr, Senior Executive Vice President, Group President; and

•	Scott Goldenberg, Senior Executive Vice President, Chief Financial Officer.

Elements of Fiscal 2016 Target Compensation*

* Notes on chart:

Other NEO Average includes all named executive officers other than the CEO. Fiscal 2016 target compensation consists of annual salary, target cash incentive awards granted during fiscal 2016 (fiscal 2016 MIP and fiscal 2016-2018 LRPIP), and fiscal 2016 option awards (valued at grant date fair value), plus, for our CEO, a performance-based stock award granted during fiscal 2015 with service and performance conditions related to fiscal 2016 (valued at grant date fair value), and, for our other NEOs, performance-based stock awards granted during fiscal 2016 with fiscal 2016-2018 performance periods (valued at grant date fair value). Target compensation does not include awards that are not considered to be part of annual target compensation, such as performance-based stock awards granted in connection with our CEO transition.

Key Principles

•	Our program is designed to be balanced, transparent and aligned with our core business goals.

•	Our program is heavily weighted to incentive compensation with payout based on performance.

•	We seek to maintain pay practices that align the interest of our Associates and stockholders.

Key Program Elements and Objectives

The following table describes the key elements of our compensation program for our named executive officers. In addition to the more specific objectives summarized in the following table, all elements of our program are intended to help us attract and retain talented individuals.

Element	Objectives	Features
Salary	• Provide a base level of compensation to reflect individual responsibilities, experience and value in the marketplace. • Recognize individual performance.	Fixed	Shorter-term	Cash
Annual Cash Incentives (MIP)

•   Incentivize performance to reach or exceed our short-term, annual financial objectives on a divisional or company-wide basis.

•   Encourage engagement, teamwork and collaboration within divisions.

•   Reward achievement of financial goals for the current fiscal year.

		Variable	Shorter-term	Cash
Long-Term Cash Incentives (LRPIP)

•   Incentivize performance to reach or exceed our longer term financial objectives across the Company.

•   Foster teamwork and collaboration across divisions.

•   Reward company-wide achievement of multi-year financial goals (typically over three fiscal years).

•   Provide longer-term retention incentives.

		Variable	Longer-term	Cash
Equity Incentives (Options and Performance– Based Stock Awards)	• Reward corporate performance reflected in stock performance. • Provide longer-term retention incentives. • Align interests with stockholders.	Variable	Longer-term	Equity

In addition, we provide health and welfare, deferred compensation and retirement benefits, as well as limited perquisites, to support our competitive position and promote retention. We also provide relocation-related benefits, including tax equalization, to facilitate deployment of our Associates in global service.

Our executive compensation practices are designed to implement our key principles, as demonstrated by what we do and what we don’t do, as shown in the table below.

What We Do	What We Don’t Do

✓      Pay for performance, directly tying incentive compensation to achievement of objective performance metrics

✓      Set award limits on maximum plan payouts

✓       Use performance-based vesting criteria for all stock awards to named executive officers

✓       Maintain stock ownership guidelines for executive officers and non-employee directors

✓       Maintain a clawback policy that applies to all executive officers

✓       Engage an independent compensation consultant reporting directly to our Executive Compensation Committee (ECC)

✓       Perform an annual compensation risk assessment

✓       Conduct an annual say-on-pay vote of our stockholders

✗      Provide change of control excise tax gross-ups

✗      Provide single-trigger severance benefits following a change of control

✗       Provide automatic single-trigger equity acceleration upon a change of control for awards granted in September 2015 or later

✗       Provide discretionary increases to incentive plan payouts for our named executive officers

✗       Allow hedging or pledging of Company stock

✗       Pay dividends on unearned stock awards

✗       Allow for repricing or exchange of underwater stock options without stockholder approval

Stockholder Response

Our stockholders have shown strong approval of our executive compensation program. Holders of more than 95% of the shares voting on the proposal have approved our advisory “say-on-pay” proposal each year since 2011 when we first asked stockholders to vote on an advisory say-on-pay proposal. The ECC believes that these results reflect our stockholders’ support for our approach to executive compensation, including the focus on incentive components linked to our performance, and has been mindful of this stockholder support when acting on compensation matters.

Overview of Process: How Compensation Decisions Are Made

The ECC, an independent committee of our Board of Directors, is responsible for compensation design and for approving compensation for our executive officers. The ECC has used the same principle of compensation design for many years: establish a program of total compensation competitive with our peers, heavily weighted toward objective, performance-based incentives that focus on execution and reward achievement of our core business goals. In determining the overall level of executive compensation and establishing the design and mix of its specific elements, the ECC considers various quantitative and qualitative factors, such as company and divisional performance, individual executive performance and responsibilities, market data and peer practices, our business culture and core values, our experience with existing compensation programs, results of our advisory votes on executive compensation, the limitation on income tax deductions imposed by Section 162(m) of the Internal Revenue Code (Section 162(m)), contractual obligations, recruitment, retention and succession planning, and other organizational changes such as promotions and relocations.

The ECC has an annual cycle of executive compensation actions and also acts to address any special actions in connection with management changes; employment agreements; retirement plans, deferred compensation and other benefits; and other ECC charter responsibilities. The ECC typically reviews and approves elements of compensation for our named executive officers on the annual schedule in the following table:

By the beginning of the fiscal year	• Review and approve the peer group for new fiscal year
By the end of the first fiscal quarter	• Review market data and competitive assessments • Establish award opportunities and goals for new MIP and LRPIP performance periods • Grant performance-based stock awards • Approve salary adjustments
In September	• Grant stock options
After the fiscal year end	• Certify performance results for completed performance cycles for MIP, LRPIP and performance-based stock awards

As noted above and discussed further below, the ECC consults with and reviews data from an independent compensation consultant to assess the overall competitiveness of our executives’ individual compensation and our compensation program overall and to determine the appropriate levels and the mix of individual compensation components.

Role of Executives

Our executive officers play a limited role in determining executive compensation. Our CEO provides an annual self-assessment to the Corporate Governance Committee and makes recommendations to the ECC regarding compensation of our other named executive officers. These recommendations are based in part on annual performance evaluations completed by the executive to whom each named executive officer directly reports. The ECC also receives a performance evaluation of our CEO that includes our CEO’s achievement of performance objectives set by the Corporate Governance Committee (which does not make compensation recommendations). These evaluations take into account the named executive officer’s responsibilities, performance against objectives and support of our cultural values, including integrity, inclusion and respect. The ECC considers these performance evaluations and recommendations, among other factors, in establishing compensation for our executive officers. More generally, executive officers participate in our strategic planning process, discuss business and organizational strategies with the Board and recommend to the Board for its review and approval the annual and multi-year business plans for TJX and its divisions. These Board-approved plans are the basis for the short- and long-term incentive performance targets and the stock award performance criteria, which are approved by the ECC. The ECC invites executive officers to attend portions of its meetings.

Compensation Consultants

The ECC has the authority, without Board or management approval, to retain and terminate compensation consultants and advisors and to determine their fees and terms of engagement. The ECC engaged Pearl Meyer & Partners, LLC, or PM&P, to serve as the independent compensation consultant to the ECC for fiscal 2016. PM&P provided industry, peer and market data and advised the ECC on a variety of matters, including the CEO transition and related compensation matters, the design and competitive positioning of key compensation elements (base salary, annual bonus and long-term cash and equity incentives) for our named executive officers and other senior management, an analysis of short-term and long-term relationships between named executive officer pay and corporate performance relative to our peers, the establishment and evaluation of a compensation peer group, employment agreement terms, aggregate equity usage and program review, review of peer group practices and updates on trends and regulatory developments. The ECC used this information to determine the design, overall level and appropriate mix of fixed and variable compensation, appropriate plan metrics and formulas, short-term and long-term incentive opportunities and cash and equity-based opportunities and to determine individual compensation components, including benefits and perquisites. PM&P did not perform any services for TJX other than work for the ECC and for the Corporate Governance Committee with respect to compensation of directors. PM&P reported directly to the ECC, which determined the scope of PM&P’s engagement and its fees.

The ECC regularly reviews the services provided to the ECC by outside consultants and believes that PM&P is independent in providing executive compensation consulting services. During fiscal 2016, the ECC reviewed its existing relationship with PM&P, including potential conflicts of interest, and determined that PM&P’s work for the ECC did not raise any conflicts of interest and that PM&P continued to be an independent advisor to the ECC.

During fiscal 2016, our management engaged Willis Towers Watson (formerly Towers Watson) to provide services to TJX including retirement benefits consulting services. After considering factors relevant to the independence of Willis Towers Watson and determining that its work did not raise any conflicts of interest, the ECC considered executive retirement-related information from Willis Towers Watson in making decisions regarding employment agreement terms and other executive compensation matters, as a supplement to the analysis and advice from PM&P.

Peer Group

As described above, the ECC uses a peer group to provide context for its compensation decision-making for our named executive officers. The ECC regularly assesses the composition of this peer group and considers revisions. During fiscal 2015, advised by PM&P, the ECC reviewed the composition of TJX’s peer group to be considered in establishing and evaluating fiscal 2016 compensation for our named executive officers and determined that the following group of 19 large, publicly traded consumer-oriented companies that composed our peer group for fiscal 2015 continued to be appropriate:

Fiscal 2016 Peer Group

Amazon.com, Inc.	Kimberly-Clark Corporation	Ross Stores, Inc.
Bed Bath & Beyond Inc.	Kohl’s Corporation	Staples, Inc.
Best Buy Co., Inc.	L Brands, Inc.	Starbucks Corporation
eBay, Inc.	Lowe’s Companies, Inc.	Target Corporation
The Gap, Inc.	Macy’s, Inc.	Walgreen Boots Alliance, Inc.
Home Depot, Inc.	Nike, Inc.	YUM! Brands, Inc.
Nordstrom, Inc.

The ECC determined that the above group was an appropriate peer group for TJX for fiscal 2016 based on criteria that included the following:

•	industry similarity, targeting retail companies and also considering consumer product companies that met complexity criteria;

•	revenues ranging from approximately one-third to three times our annual revenue (approximately $9 billion to $85 billion at the time of the analysis);

•	market capitalization ranging from approximately one-fourth to four times our market capitalization (approximately $11 billion to $175 billion at the time of the analysis);

•	comparability of business model, including levels of operational complexity such as global operations, brand and/or product line diversity and multiple segments, e-commerce strategy and other strategic and operational factors that contribute to business complexity; and

•	considerations of financial performance metrics, including operating and market performance.

Although the ECC uses peer group data to provide context for its own determinations, it does not target any element of compensation for our named executive officers by reference to any specified level at the peer group.

Compensation Program Elements

Compensation for our named executive officers includes base salary, incentive compensation (both cash and equity) and other benefits, each of which is described further below. Rather than applying a set formula, the ECC evaluates and balances the overall mix of compensation elements.

Base Salary

Each of our named executive officers receives a base salary in cash during the fiscal year that is intended to provide competitive, fixed compensation to attract and retain the executive at a level commensurate with his or her responsibilities, performance, experience and value in the marketplace. Base salaries are typically reviewed on an annual basis in connection with individual performance evaluations and may be reviewed in connection with new employment agreements, new positions, or other significant changes in responsibilities. Base salaries at the end of fiscal 2016 are listed in the following table.

Base Salaries at Fiscal 2016 Year End
Carol Meyrowitz	$1,575,000
Ernie Herrman	$1,390,000
Michael MacMillan	$1,010,000
Richard Sherr	$862,000
Scott Goldenberg	$750,000

The ECC approved base salaries for fiscal 2016 based on various factors, including assessment of individual performance and responsibilities, our fiscal 2015 performance, contractual obligations and overall competitiveness. The ECC approved salary increases for each of our named executive officers, other than Ms. Meyrowitz, as part of our annual individual performance and salary review process described above. The Board approved Ms. Meyrowitz’s fiscal 2016 base salary at the end of fiscal 2015 in connection with the approval of a new employment agreement and related compensation that became effective at the beginning of fiscal 2016.

Cash Incentives

A portion of each named executive officer’s compensation consists of cash incentives granted under our Management Incentive Plan (MIP) and Long Range Performance Incentive Plan (LRPIP). Awards under these plans require achievement, at levels specified by the ECC, of performance goals based on performance measures approved by our stockholders. Performance results for both MIP and LRPIP must be certified by the ECC, which has the authority to reduce, but not increase, the awards to our named executive officers. All MIP and LRPIP awards are subject to a maximum individual payout limit under plan terms (no more than $5,788,125 for fiscal 2016 MIP awards and no more than $5,250,000 for the fiscal 2014-2016 LRPIP cycle awards). Our cash incentives granted to our named executive officers during fiscal 2016 were intended to qualify for an exemption from the deduction limitation rules of Section 162(m).

Annual Cash Incentives (MIP).    The short-term cash incentive awards made under our MIP are designed to motivate our named executive officers and other key Associates to achieve or exceed a performance target pre-established by the ECC for the fiscal year. Each individual MIP award has a target award opportunity, expressed as a percentage of base salary earned during the fiscal year, tied to fiscal year goals of a combination of our four major divisions (corporate goals) or for one or more of the divisions (divisional goals). The target opportunities and goals for our named executive officers for fiscal 2016 are shown in the following table.

Fiscal 2016 MIP: Target Opportunities and Goals
Name	% of Base Salary	$ Target	Goals
Carol Meyrowitz	150%	$2,362,503	Corporate
Ernie Herrman	100%	$1,382,309	Corporate
Michael MacMillan	55%	$552,116	40% Corporate; 35% TJX Europe;* 25% TJX Canada
Richard Sherr	55%	$470,547	25% Corporate; 75% Marmaxx
Scott Goldenberg	55%	$406,155	Corporate

* The TJX Europe reporting segment has been renamed TJX International, which operates T.K. Maxx, HomeSense and tkmaxx.com in Europe and, starting in late 2015, Trade Secret in Australia.

For each fiscal year, the ECC pre-establishes the corporate and divisional performance targets, the amounts payable at different levels of performance, including the maximum payout percentage, specified rates for converting foreign income (to remove the intra-year impact of changes in currency exchange rates) and automatic adjustments to reflect certain contingent (but objectively determinable) events that may affect performance.

For fiscal 2016, the MIP performance targets and results (shown in the following table) were based on adjusted pre-tax income goals. As pre-tax income is a profitability measure, it reflects other metrics, such as revenue and operating expenses, is used across our company to plan, manage and evaluate our business and is objective and understandable by participants. Each year, the ECC evaluates the use of adjusted pre-tax income as the key performance indicator in our incentive compensation programs. For fiscal 2016, the ECC again determined that adjusted pre-tax income is an appropriate metric to motivate, focus and reward operational performance across the company, particularly for our management. In setting these goals, the ECC believed that the various targets were challenging but reasonably achievable and that the payout formulas reflected an appropriate pay-for-performance sensitivity based on the maturity and expected growth of each division. The ECC also established a maximum payout percentage of 200%.

The fiscal 2016 MIP performance levels and corresponding payout percentages are shown in the following table, including the thresholds (the level of performance at or below which no payout would be made) and maximums (the level at or above which the award payout would be the maximum under the award terms). After the end of the fiscal year, our performance is measured against the pre-established performance targets and MIP performance results are certified by the ECC. Participants are eligible to receive their target award if MIP performance equals the target performance, and payout formulas pre-established by the ECC determine payout percentages for performance above or below target.

	Fiscal 2016 MIP Performance Goals					Fiscal 2016 MIP Performance Results
	(Adjusted Pre-Tax Income* in 000s)					(Adjusted Pre-Tax Income* in 000s)
	Threshold		Target	Maximum
	(Payout % = 0%)		(Payout % = 100%)	(Payout % = 200%)		MIP Performance		Payout
		(% of Target)			(% of Target)	(% of Target)
Corporate	$3,459,057	87.5%	$3,953,180	$4,312,542	109.1%	$4,200,851	106.27%	168.92%
Marmaxx	$2,501,988	88.9%	$2,814,719	$3,049,267	108.3%	$2,934,368	104.25%	151.01%
TJX Europe	£ 178,240	80.0%	£ 222,797	£ 254,624	114.3%	£ 212,803	95.51%	77.57%
TJX Canada	C$317,592	83.3%	C$ 381,106	C$428,742	112.5%	C$496,429	130.26%	200.00%

* Fiscal 2016 MIP performance was measured by adjusted pre-tax income goals for each division (or, for corporate awards, a consolidated adjusted pre-tax income goal for the Marmaxx, HomeGoods, TJX Europe and TJX Canada divisions) as shown above. Under the terms pre-established by the ECC, MIP performance goals and results were adjusted to exclude capitalized inventory costs, interest income and expense, mark-to-market impact of inventory derivatives and certain new businesses (Austria, the Netherlands, U.S. e-commerce and Trade Secret) and to reflect the pre-established currency exchange rates.

The payout of each individual MIP award was determined by applying the applicable payout percentage to the individual’s target opportunity. The following table summarizes the actual percentage payout relative to target and the actual MIP amounts earned for fiscal 2016 performance for each named executive officer, which are also included in the Non-Equity Incentive Plan column of the Summary Compensation Table.

	Fiscal 2016 Actual MIP Awards
Name	Actual % Payout of Target	Actual MIP Award
Carol Meyrowitz	168.92%	$3,990,740
Ernie Herrman	168.92%	$2,334,997
Michael MacMillan	144.72%	$799,008
Richard Sherr	155.49%	$731,642
Scott Goldenberg	168.92%	$686,076

Long-Term Cash Incentives (LRPIP).    The long-term cash incentive awards made under our LRPIP are based on cumulative divisional performance targets for a multi-year period. The program is designed to motivate our named executive officers and other key Associates to achieve or exceed long-term financial goals, as well as to foster teamwork and collaboration across the company and promote retention. As our LRPIP awards have overlapping three-year cycles, in each fiscal year we complete a cycle, continue our performance under an ongoing cycle and grant awards for a new cycle.

Completion of LRPIP Cycle.    LRPIP awards for the fiscal 2014-2016 cycle were granted in fiscal 2014, with individual target opportunities and company-wide performance goals. Our named executive officers’ target award opportunities for this cycle were pre-established by the ECC as follows:

Fiscal 2014-2016 LRPIP: Target Opportunities
Name	Target
Carol Meyrowitz	$1,475,000
Ernie Herrman	$1,100,000
Michael MacMillan	$700,000
Richard Sherr	$500,000
Scott Goldenberg	$400,000

The ECC pre-established the LRPIP performance goals, including multi-year performance targets and weightings for each division designed to balance the focus on longer-term performance across all the divisions, amounts payable at different levels of performance, specified rates for converting foreign income (to remove the intra-cycle impact of foreign currency exchange rates) and automatic adjustments to reflect certain contingent (but objectively determinable) events that may affect performance.

For the fiscal 2014-2016 awards, the LRPIP performance target and results (shown in the table below) were based on adjusted pre-tax income goals for our four major divisions for the three-year period. The ECC determined adjusted pre-tax income measured over three years to be an appropriate metric in that it represents a core business metric used across our Company to manage our divisions and motivate long-term operational performance and is objective and understandable to participants. In setting these goals, the ECC believed that the targets were challenging but reasonably achievable, that the payout formula reflected an appropriate pay-for-performance sensitivity for a long-term incentive program and that using the weighted combination of performance of our main divisions helps to promote our team-based approach to achieving our long-term goals.

How our LRPIP Works

Each division has a performance target (shown in column A below). Each division’s performance (shown in column C below) is measured against its target.

The pre-established payout formula determines the contribution of each division to the award payout (shown in column D below).

For each division, the formula is based on a 2.5 percentage point payout increase or decrease for each 1 percent that divisional performance results are achieved above or below the divisional target.*

	Each divisional contribution to the award payout (shown in column D below) is weighted according to the pre-established divisional weightings (shown in column B below) and added together to determine the overall LRPIP award payout percentage.	The maximum LRPIP payout is capped at 200%.

* Each division contributes toward the final payout without a divisional threshold or maximum to reflect aggregate company results. Because of this aggregation of divisional performance, there is no single level of performance for threshold or maximum payouts. If we assume that each division performs at the same level against its target, the minimum (threshold) level for any payout would be 60% of each divisional performance target and the maximum payout level would be achieved if performance is 140% of each divisional performance target.

	Fiscal 2014-2016 LRPIP Performance Goals		Fiscal 2014-2016 LRPIP Performance Results
	(Adjusted Pre-Tax Income* in 000s)		(Adjusted Pre-Tax Income* in 000s)
	Cumulative 3-Year Performance Target (Payout %=100%)	Divisional Weightings	Cumulative 3-Year LRPIP Performance	Unweighted Contribution to Award Payout %	Weighted Contribution to Award Payout %
	(A)	(B)	(C)	(D)	(D x B)
Marmaxx	$7,947,849	68.5%	$8,330,654	112.05%	76.75%
Home Goods	$1,090,909	10.5%	$1,392,972	169.23%	17.77%
TJX Europe	£ 570,392	10.5%	£ 580,624	104.48%	10.97%
TJX Canada	C$1,311,450	10.5%	C$1,328,305	103.23%	10.84%

		100%	Total Payout		116.33%

*Fiscal 2014-2016 LRPIP performance was measured by adjusted pre-tax income goals for our four major divisions for the three-year period as shown above. Under the terms pre-established by the ECC, LRPIP performance goals and results were adjusted to exclude capitalized inventory costs, interest income and expense, mark-to-market impact of inventory derivatives and certain new businesses (U.S. e-commerce and Trade Secret) and to reflect the pre-established currency exchange rates.

After the end of fiscal 2016, LRPIP performance results for the fiscal 2014-2016 cycle were certified by the ECC, and the payout of each LRPIP award was determined by applying the overall payout percentage to the individual’s target opportunity for that cycle. The actual LRPIP amounts earned by the named executive officers for the fiscal 2014-2016 LRPIP awards are set forth in the table below and are also included in the Non-Equity Incentive Compensation column of the Summary Compensation Table.

Fiscal 2014-2016 LRPIP: Actual Amounts Earned
Name	Payout
Carol Meyrowitz	$1,715,868
Ernie Herrman	$1,279,630
Michael MacMillan	$814,310
Richard Sherr	$581,650
Scott Goldenberg	$465,320

New LRPIP Cycle.    During fiscal 2016, the ECC established the LRPIP dollar target award opportunities and performance goals for the fiscal 2016-2018 cycle for our named executive officers: Ms. Meyrowitz, $1,575,000; Mr. Herrman, $1,100,000; Mr. MacMillan, $700,000; Mr. Sherr, $500,000; and

Mr. Goldenberg, $500,000. The ECC also established LRPIP performance targets for each division for the new cycle, divisional weightings, payout formulas, and a maximum LRPIP payout percentage of 200% for the fiscal 2016-2018 cycle, with each division contributing toward the final payout without a divisional threshold or maximum to reflect aggregate company results. Assuming that each division performs at the same level against its target performance, the minimum (threshold) level for any payout is 60% of the performance target and the maximum payout level is achieved if performance is at or above 140% of the performance target. Consistent with our past disclosure practice, we plan to provide additional detail about the performance goals for this cycle, which are based on business targets for fiscal 2016 and future periods (fiscal 2017 and fiscal 2018), once the performance cycle is complete.

Equity Incentives

Equity awards are made under the Stock Incentive Plan (SIP), generally in the form of stock options and performance-based stock awards. Stock options do not deliver value unless the value of our stock appreciates and then only to the extent of such appreciation, thus aligning the interests of our executive officers with those of our stockholders. Performance-based stock awards include vesting conditions requiring achievement of pre-established performance criteria, linked to TJX’s financial performance. Both stock options and performance-based stock awards also have service-based vesting conditions that provide important retention incentives. Our equity incentives granted to our named executive officers during fiscal 2016 were intended to qualify for an exemption from the deduction limitation rules of Section 162(m).

In March 2015 and September 2015, the ECC awarded equity incentives to our named executive officers as shown in the following table. The ECC granted additional performance-based stock awards to Ms. Meyrowitz and Mr. Herrman in January 2016 in connection with the CEO transition effective at the start of fiscal 2017, as further discussed below under Performance-Based Stock Awards in Connection with CEO Transition.

Name	Stock Option Awards (grant date fair value)(1)	Performance-Based Stock Awards (grant date fair value)(1)
Carol Meyrowitz(2)	$631,618	-
Ernie Herrman(3)	$527,072	$9,106,500
Michael MacMillan	$285,546	$2,802,000
Richard Sherr	$329,420	$3,511,600
Scott Goldenberg	$285,546	$2,101,500

(1)	Reflects the aggregate grant date fair value of March 2015 performance-based stock awards and September 2015 option awards. Stock awards are valued based on the closing price of our common stock on the NYSE on the grant date. Option awards are valued using the Black-Scholes option pricing model. The underlying valuation assumptions for equity awards are further discussed on Note H to our audited financial statements filed with our Annual Report on Form 10-K for fiscal 2016. The value of Mr. Sherr’s stock awards includes the value of accrued dividends on a fiscal 2017 MIP-based stock award from the date the ECC awarded the shares in March 2015 to the grant date for accounting purposes.

(2)	Ms. Meyrowitz did not receive a performance-based stock award in March 2015. During fiscal 2015, the ECC granted Ms. Meyrowitz a performance-based stock award with MIP-based performance goals and service requirements for fiscal 2016 with a grant date fair value of $16,485,000, which was included in the Summary Compensation Table for fiscal 2015 (the year of grant) in accordance with SEC rules. The performance-based stock award (transition award) granted to Ms. Meyrowitz in January 2016 in connection with the CEO transition is described further in the section entitled Performance-Based Stock Awards in Connection with CEO Transition.

(3)	The performance-based stock award (career shares) granted to Mr. Herrman in January 2016 in connection with the CEO transition is described further in the section entitled Performance-Based Stock Awards in Connection with CEO Transition.

Stock Option Grants.    The ECC determined the number of stock options granted to our named executive officers in September 2015 by setting a fixed dollar value for each named executive officer and dividing this value by the stock price on the grant date. The fixed dollar value for named executive officers is a function of internal compensation levels and historical practices and is reviewed by the ECC for overall market competitiveness. All option awards were granted with an exercise price equal to the closing stock price on the NYSE on the date of grant.

Equity Grant Practices

•      All of our equity awards are made under our SIP.

•      The exercise price of each stock option grant is the closing stock price on the NYSE on the grant date.

•      The ECC does not have any programs, plans or practices of timing these equity grants in coordination with the release of material non-public information.

•      Virtually all of our equity awards are granted at regularly scheduled ECC meetings held at approximately the same times each year and scheduled in advance.

Grants of Performance-Based Stock Awards. The ECC awarded new performance-based stock awards in fiscal 2016 to our named executive officers based on factors including the executive’s responsibilities, the potential value of each grant and the overall competitiveness and mix of executive compensation. Each of our named executive officers, other than Ms. Meyrowitz, received fiscal 2016-2018 LRPIP-based stock awards in March 2015. Based on his performance and responsibilities for our largest division, Mr. Sherr also received MIP-based stock awards intended to bridge the interim periods until the end of the fiscal 2016-2018 LRPIP cycle. Full vesting of the LRPIP-based awards is subject to satisfaction of three-year performance vesting conditions requiring achievement of a payout of not less than 67% of the target LRPIP payout for the fiscal 2016-2018 cycle, which will require us to achieve 87% of the three-year cumulative target performance, taking into account divisional weightings and assuming that each division performs at the same level against its target performance. Performance resulting in a payout below this target level reduces the number of shares that would otherwise vest, pro rata, with no shares vesting if no payout is achieved. Vesting of these awards is also subject to satisfaction of service requirements specified in the awards. The ECC believes that, in addition to linking individual compensation to our target performance, these awards perform an important retention function. Ms. Meyrowitz received a fiscal 2016 MIP-based stock award during fiscal 2015, as described in our fiscal 2015 proxy statement. Under her new employment agreement that became effective at the beginning of fiscal 2017, Ms. Meyrowitz’s future performance-based stock awards will have a three-year performance vesting period.

Performance-Based Stock Awards in Connection with CEO Transition.    In January 2016, the ECC granted awards of performance-based restricted stock to Ms. Meyrowitz and Mr. Herrman in connection with their transition to new roles and their new employment agreements that became effective at the start of fiscal 2017.

	Performance-Based Stock Awards in Connection with CEO Transition

Name	Grant date fair value(1)
Carol Meyrowitz	$10,000,030

Transition award: 70,186 shares scheduled to vest based on continued employment with the Company through fiscal 2017, and 70,185 shares scheduled to vest based on continued employment with the Company through fiscal 2018; full award is subject to fiscal 2017 MIP-based performance conditions

Ernie Herrman	$5,000,051	Career shares: 70,186 restricted stock units scheduled to vest in full at the end of fiscal 2026 with pro-rated annual vesting beginning at the end of fiscal 2020, subject to continued employment with the Company; full award is subject to fiscal 2017 MIP-based performance conditions

(1)	Reflects the aggregate grant date fair value of performance-based stock awards granted in January 2016 in connection with our CEO transition. Stock awards are valued based on the closing price of our common stock on the NYSE on the grant date. The underlying valuation assumptions for equity awards are further discussed on Note H to our audited financial statements filed with our Annual Report on Form 10-K for fiscal 2016.

The ECC granted the transition award of performance-based restricted stock to Ms. Meyrowitz as part of her transition to three-year performance-based stock awards starting in fiscal 2017. Under her new employment agreement, Ms. Meyrowitz is entitled, subject to her continued employment with us, to future annual performance-based stock awards with a grant date value of $5 million that will be subject to satisfaction of LRPIP-based performance criteria with a three-year performance vesting period. The ECC believes that using the multi-year performance period under LRPIP as the performance condition for future stock awards will help align her long-term interests with those of our stockholders, promote retention and be more consistent with performance conditions used in stock awards for our other executives. The first of Ms. Meyrowitz’s three-year awards, with performance conditions based on the fiscal 2017-2019 LRPIP cycle, was granted after the close of fiscal 2016.

This performance-based stock award for Mr. Herrman is structured as an award of “career shares” in that the units are scheduled to vest in full at the end of fiscal 2026, with prorated annual vesting beginning at the end of fiscal 2020, subject to his continued employment with us. In connection with its review of Mr. Herrman’s new employment agreement terms and benefits, the ECC made the career shares award to Mr. Herrman in recognition of his promotion to CEO and in consideration of the importance of promoting his retention and aligning his long-term interests with those of our stockholders.

These stock awards for Ms. Meyrowitz and Mr. Herrman have performance-based vesting criteria. Full vesting of these awards is subject to satisfaction of performance-based conditions requiring achievement of a payout of not less than 67% of the target corporate MIP for the performance period, which will require us to achieve 96% of targeted performance under MIP for fiscal 2017. Performance resulting in a payout below this target level reduces the number of shares that would otherwise vest, pro rata, with no shares vesting if no payout is achieved.

Vesting of Performance-Based Stock Awards. Our named executive officers held performance-based stock awards with performance-based vesting criteria that were satisfied based on fiscal 2016 MIP performance (in the case of Ms. Meyrowitz and Mr. Sherr) or fiscal 2014-2016 LRPIP performance (in the case of each named executive officer other than Ms. Meyrowitz), as follows:

Satisfaction of Performance Vesting Criteria
	Performance Condition for Full Vesting	Performance Results
MIP-based Stock Awards	Achievement of a payout of not less than 67% of the corporate MIP target payout for fiscal 2016, which required us to achieve 96% of the targeted performance for fiscal 2016 MIP	Fiscal 2016 corporate MIP payout of 168.92%
LRPIP-based Stock Awards	Achievement of a payout of not less than 67% of the fiscal 2014-2016 LRPIP target payout, which required us to achieve 87% of the targeted cumulative performance for the fiscal 2014-2016 LRPIP cycle (reflecting the weighting of the divisions and assuming that each division performed at the same level against its target)	Fiscal 2014-2016 LRPIP payout of 116.33%

The service-based vesting conditions for Ms. Meyrowitz’s award were also satisfied at the end of fiscal 2016, but the awards held by our other named executive officers remained subject to service-based vesting conditions after fiscal 2016 year end, as described in footnote 3 to the Outstanding Equity Awards table.

Other Compensation Components

Retirement Benefits.    All of our named executive officers are eligible to participate in our 401(k) plan and also participate in a broad-based pension plan for U.S. Associates under which benefits are accrued based on compensation and service. We also maintain a Supplemental Executive Retirement Plan (SERP). Ms. Meyrowitz is a vested participant in our primary SERP benefit program, a nonqualified pension benefit based on final average earnings. We have not offered primary SERP benefits to new participants for many years. Mr. Herrman,

Mr. MacMillan, Mr. Sherr and Mr. Goldenberg participate in our alternative SERP benefit program, which is intended to restore pension benefits that would otherwise not be available due to Internal Revenue Code restrictions. These programs are discussed under Pension Benefits.

Deferred Compensation.    Our named executive officers can defer compensation under our Executive Savings Plan (ESP), an elective deferred compensation plan, intended to help us compete for and retain talent by providing participants with additional opportunities for personal financial planning and by rewarding and encouraging retention. Participants in the ESP, other than those eligible for our primary SERP benefit, receive an employer match based in part on our performance under our MIP. Mr. Herrman, Mr. MacMillan, Mr. Sherr and Mr. Goldenberg received this match for fiscal 2016. Under his new employment agreement, Mr. Herrman is also eligible for supplemental Company credits of $1 million for each of fiscal 2017, fiscal 2018 and fiscal 2019 if applicable performance goals are met for the fiscal year. Amounts deferred under the ESP are notionally invested in mutual funds or other market investments selected by the participant. Ms. Meyrowitz has amounts previously deferred under our General Deferred Compensation Plan (GDCP), now closed to new deferrals, which earn notional interest at an annually adjusted rate based on U.S. Treasury securities. Mr. MacMillan also has amounts previously saved under our Canadian Executive Savings Plan (CESP). Our deferred compensation plans for named executive officers are discussed with the compensation tables under Nonqualified Deferred Compensation Plans.

Relocation and Expatriate-Related Expenses.    As part of our global mobility program, our policies provide that executive officers and other eligible Associates who relocate at our request are eligible for certain relocation and expatriate benefits to facilitate the transition and international assignment, including moving expenses, allowances for housing and goods and services, and tax assistance. These policies are intended to recognize and compensate Associates for higher costs associated with living and working outside the Associates’ home countries, with the goal that Associates are not financially advantaged or disadvantaged as a result of their international assignment and related taxes. During fiscal 2016, Mr. MacMillan continued his leadership of TJX International as Senior Executive Vice President, Group President, after relocating from the U.S. to the U.K. in fiscal 2013 and relocating back to the U.S. in fiscal 2016, and was eligible for expatriate benefits under this program. These expenses are detailed in footnote 5 to the Summary Compensation Table.

Perquisites.    We provide limited perquisites and other personal benefits to our named executive officers. These benefits, which are included below as All Other Compensation and detailed in footnote 5 to the Summary Compensation Table, consist generally of automobile allowances, legal, financial and tax planning services and payment of insurance premiums. None of these perquisites is grossed up for taxes.

Related Policies and Considerations

Stock Ownership Guidelines.    We have stock ownership guidelines that apply to all of our executive officers. Our Chief Executive Officer and President and our Executive Chairman are expected to attain stock ownership with a fair market value equal to at least five times annual base compensation. Our Chief Financial Officer and each Senior Executive Vice President are expected to attain stock ownership with a fair market value of at least three times annual base compensation. At age 62, the ownership guidelines are reduced by fifty percent. These guidelines are designed to align our executives’ interests with those of our stockholders and to encourage a long-term focus. As of April 11, 2016, each of our executive officers was in compliance with our stock ownership guidelines and policies. Our policies also prohibit our executive officers from engaging in hedging transactions with respect to TJX stock.

Employment Agreements.    The ECC has reviewed and approved, after consultation with its independent compensation consultant, individual employment agreements for our named executive officers that set their terms of employment, including compensation, benefits and termination and change of control provisions discussed under Severance and Change of Control Provisions. We believe that these employment agreements help retain our executives and support our succession planning process, including our CEO transition at the start of fiscal 2017.

The ECC takes the terms of these agreements into account when approving compensation for our named executive officers, including the performance-based stock awards granted to Mr. Herrman and Ms. Meyrowitz in connection with our CEO transition, described above.

In January 2015, we entered into new employment agreements, effective at the beginning of fiscal 2016, with Ms. Meyrowitz, Mr. Goldenberg and Mr. Sherr. The agreement with Ms. Meyrowitz replaced her prior two-year agreement and was scheduled to continue until January 28, 2017 unless terminated earlier; the agreements with Mr. Goldenberg and Mr. Sherr replaced their prior three-year agreements, and, unless terminated earlier in accordance with their terms, will continue until February 3, 2018.

In October 2015, we entered into new employment agreements with Mr. Herrman and Ms. Meyrowitz. The new agreements as amended and restated took effect January 31, 2016 in connection with Mr. Herrman’s and Ms. Meyrowitz’s transitions to Chief Executive Officer and Executive Chairman, respectively. The new employment agreement with Mr. Herrman replaced his existing three-year agreement and, unless terminated earlier in accordance with its terms, will continue until February 2, 2019. The new employment agreement with Ms. Meyrowitz replaced her existing two-year agreement and, unless terminated earlier in accordance with its terms, will continue until February 2, 2019.

The agreements with our named executive officers establish a minimum level of base salary and provide for participation in the SIP (in the case of Ms. Meyrowitz, not in new stock option grants, but in performance-based restricted stock awards, referenced above), MIP and LRPIP, at levels commensurate with the executive’s position and responsibilities and subject to terms established by the ECC, and also entitle the executives to participate in TJX’s fringe benefit and deferred compensation plans, including, in the case of Mr. Herrman and Ms. Meyrowitz, an automobile allowance commensurate with their respective positions. Mr. Herrman’s and Ms. Meyrowitz’s agreements also provide for minimum MIP and LRPIP target award levels during the term of the agreements, and Mr. Herrman’s agreement provides for enhanced benefits to him under our ESP, including an increased Company match and the supplemental performance-based Company credits described above. Ms. Meyrowitz’s agreement specifies interest rate assumptions for determining her SERP benefit.

Severance and Change of Control Provisions.    We provide severance terms to our executive officers, including in connection with a change of control, in our employment agreements and plans. Each named executive officer has agreed to post-employment non-competition, non-solicitation and other covenants intended to protect our business. We believe that severance and change of control protections assist in attracting and retaining high quality executives and in keeping them focused on their responsibilities during any period in which a change of control may be contemplated or pending and that, more generally, it is important to define the relative obligations of TJX and our named executive officers, including obtaining protection against competition and solicitation. We seek to achieve these objectives in a manner consistent with our stockholder-friendly pay practices, taking into account contractual obligations and current market practice, among other considerations. These provisions are described under Potential Payments upon Termination or Change of Control.

Double-Trigger Equity Acceleration

During fiscal 2016, the ECC determined that new equity awards granted in September 2015 or later would not include automatic accelerated vesting upon a change of control of TJX. Stock options granted in and after September 2015 will vest upon the change of control if not continued or assumed in the transaction or, if continued or assumed, in the event of a qualifying termination of employment following the change of control. For performance-based stock awards granted after September 2015, including the performance-based stock awards granted to Ms. Meyrowitz and Mr. Herrman in connection with the CEO transition, performance conditions will be deemed satisfied upon a change of control and the awards will vest upon the change of control if not continued or assumed in the transaction or, if continued or assumed, in the event of a qualifying termination of employment following the change of control.

In addition, the employment agreement with Ms. Meyrowitz that became effective at the start of fiscal 2017 was amended to eliminate severance payable upon a voluntary termination of employment, as described further under Potential Payments upon Termination or Change of Control.

Clawback Policy.    We have a clawback policy that, in the event of a material restatement of financial results, allows the Board, based on available remedies, to seek recovery or forfeiture from any executive officer of the portion of incentive compensation that was received by or vested in the executive officer during the three-year period prior to the determination that a restatement was required and that would not have been earned had performance been measured on the basis of the restated results where the Board reasonably determines that the executive engaged in knowing or intentional fraudulent or illegal conduct that materially contributed to the need for the restatement.

Annual Compensation Risk Assessment.    As discussed in Compensation Program Risk Assessment on page 13, we consider our compensation policies and practices, including our executive officers’ compensation program, as part of our annual enterprise risk assessment process. The ECC considers, among other things, what risks could be created or encouraged by our executive compensation plans and arrangements and how those potential risks are monitored, mitigated and managed. In fiscal 2016, the ECC determined that our overall compensation policies and practices do not give rise to risks that are reasonably likely to have a material adverse effect on TJX.

Tax and Accounting Considerations.    We generally structure incentive compensation arrangements with a view towards qualifying them as performance-based compensation exempt from the deduction limitations under Section 162(m), but we view the availability of a tax deduction as only one relevant consideration. Further, the ECC believes that its primary responsibility is to provide a compensation program that attracts, retains and rewards the executive talent necessary for our success. Consequently, the ECC authorizes compensation in excess of $1 million that is not exempt from the deduction limitations under Section 162(m).

Compensation Committee Report

We have reviewed and discussed the Compensation Discussion and Analysis with management. Based on these reviews and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and in the Annual Report on Form 10-K for the fiscal year ended January 30, 2016.

Executive Compensation Committee

Alan M. Bennett, Chairman

José B. Alvarez

Willow B. Shire

William H. Swanson

Summary Compensation Table

The following table provides information concerning compensation for our principal executive officer, our principal financial officer and our three other most highly paid executive officers during fiscal 2016 (collectively, our named executive officers):

Name and Principal Position	Fiscal Year	Salary(1)	Bonus	Stock Awards(2)	Option Awards(2)	Non-Equity Incentive Plan Compen- sation(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compen- sation(5)	Total
Carol Meyrowitz(6)	2016	$1,575,002	–	$10,000,030	$631,618	$5,706,608	$1,597,465	$48,974	$19,559,697
Chief Executive	2015	1,575,002	–	16,485,000	636,000	4,582,886	5,369,489	44,014	28,692,391
Officer	2014	1,475,001	–	13,898,400	680,528	4,623,832	1,793,231	43,041	22,514,033
Ernie Herrman(7)	2016	1,382,309	–	14,106,551	527,072	3,614,627	160,103	390,093	20,180,755
President	2015	1,327,693	–	7,954,700	530,760	2,968,577	963,397	361,869	14,106,996
	2014	1,260,002	–	6,158,100	567,934	2,876,223	286,123	356,994	11,505,376
Michael MacMillan(8)	2016	1,003,847	–	2,802,000	285,546	1,613,318	185,561	1,182,833	7,073,105
SEVP, Group	2015	962,308	–	2,447,600	287,520	1,352,483	470,719	1,980,244	7,500,874
President	2014	912,310	–	1,894,800	307,586	1,216,798	225,462	1,968,434	6,525,390
Richard Sherr(9)	2016	855,540	–	3,511,600	329,420	1,313,292	90,222	256,620	6,356,694
SEVP, Group	2015	812,309	–	2,141,650	331,680	1,003,716	514,560	237,658	5,041,573
President	2014	762,308	–	1,421,100	307,586	926,275	157,923	232,728	3,807,920
Scott Goldenberg	2016	738,463	–	2,101,500	285,546	1,151,396	131,427	226,875	4,635,207
SEVP, Chief	2015	663,463	–	1,835,700	287,520	812,969	371,148	178,764	4,149,564
Financial Officer	2014	592,310	–	947,400	236,729	563,098	131,796	84,193	2,555,526
(1)	Reflects salary earned during the fiscal year, including any salary adjustments made during the fiscal year.

(2)	Reflects the aggregate grant date fair value of stock and option awards. Stock awards are valued based on the closing price of our common stock on the NYSE on the grant date. Option awards are valued using the Black-Scholes option pricing model. The underlying valuation assumptions for equity awards are further discussed in Note H to our audited financial statements filed with our Annual Report on Form 10-K for fiscal 2016.

(3)	Reflects amounts earned under both MIP and LRPIP. For fiscal 2016, MIP amounts were: Ms. Meyrowitz, $3,990,740; Mr. Herrman, $2,334,997; Mr. MacMillan, $799,008; Mr. Sherr, $731,642 and Mr. Goldenberg, $686,076. For the fiscal 2014-2016 LRPIP cycle, the amounts were: Ms. Meyrowitz, $1,715,868; Mr. Herrman, $1,279,630; Mr. MacMillan, $814,310; Mr. Sherr, $581,650 and Mr. Goldenberg, $465,320. Amounts earned were paid in calendar 2016 following the ECC’s certification of performance results.

(4)	Reflects the change in the actuarial present value of accumulated benefit obligations under our broad-based retirement plan and our SERP. Under SEC rules, these pension values reflect actuarial assumptions described under Pension Benefits, below. Our named executive officers did not receive above-market or preferential earnings on non-tax qualified deferred compensation.

(5)	The table below provides additional details about the amounts listed under All Other Compensation for fiscal 2016. Perquisites and other personal benefits are valued on the basis of the aggregate incremental cost to the Company.

Name	Automobile Benefit	Reimbursement for Financial Planning and Legal Services	Employer Contributions or Credits Under Savings Plans(a)	Company Paid Amounts for Life Insurance(b)	Expatriate- Related Expenses(c)	Tax Equalization(c)	Total All Other Compensation
Carol Meyrowitz	$35,904	$7,133	$4,896	$1,041	-	-	$48,974
Ernie Herrman	35,904	3,396	349,752	1,041	-	-	390,093
Michael MacMillan	28,468	-	255,281	1,041	$232,096	$665,947	1,182,833
Richard Sherr	35,904	1,500	218,175	1,041	-	-	256,620
Scott Goldenberg	35,904	1,500	188,430	1,041	-	-	226,875

(a)	Reflects matching contributions under our 401(k) plan, as well as in the case of Mr. Herrman, Mr. MacMillan, Mr. Sherr and Mr. Goldenberg, matching credits under our ESP.

(b)	Reflects company-paid amounts under our management life insurance program.

(c)	Reflects expenses pursuant to our global mobility program in connection with Mr. MacMillan’s assignment with TJX Europe, including his return to the U.S. from the U.K. during fiscal 2016. Amounts listed under Expatriate-Related Expenses include a U.K. housing allowance, a goods and services allowance, administrative and living expenses, moving expenses and a repatriation allowance, as well as tax reimbursement in connection with such benefits ($103,627). Mr. MacMillan was also eligible for expatriate coverage under our medical plans. Amounts listed under Tax Equalization reflect estimated net amounts payable under our tax equalization policy arising from additional taxes payable in respect of Mr. MacMillan’s compensation as a result of his international assignments. The policies in our global mobility program are designed to enable us to relocate talent where needed throughout our global business.

(6)	Ms. Meyrowitz served as Chief Executive Officer during fiscal 2016 and, as of the beginning of fiscal 2017, serves as Executive Chairman of the Board. Ms. Meyrowitz’s stock awards and total compensation reported above include the grant date value of the following awards: for fiscal 2016, 140,371 shares of a performance-based stock award granted in connection with our CEO transition as described on pages 31-32 of the Compensation Discussion and Analysis; for fiscal 2015, 250,000 shares of a fiscal 2016 MIP-based stock award; and for fiscal 2014, 240,000 shares of a fiscal 2015 MIP-based stock award, including the value of accrued dividends from the date the ECC awarded the shares to the grant date for accounting purposes. Under SEC rules, these stock award values are reported in the Summary Compensation Table by grant date as determined for accounting purposes, even if the awards contained service and performance conditions related to a different fiscal year. Refer to the CEO Pay for Performance chart on page 20 of Compensation Discussion and Analysis, above, to see the grant date value of stock awards attributed to the fiscal year of the respective service and performance conditions.

(7)	Mr. Herrman served as President during fiscal 2016 and, as of the beginning of fiscal 2017, also serves as Chief Executive Officer. Mr. Herrman’s stock awards and total compensation reported above include the grant date value of the following awards: for fiscal 2016, 130,000 shares of a fiscal 2016-2018 LRPIP-based stock award plus a performance-based restricted stock unit (career shares) award of 70,186 shares granted in connection with our CEO transition as described on pages 31-32 of the Compensation Discussion and Analysis; for fiscal 2015, 130,000 shares of a fiscal 2015-2017 LRPIP-based stock award; and for fiscal 2014, 130,000 shares of a fiscal 2014-2016 LRPIP-based stock award.

(8)	Amounts received by Mr. MacMillan that were paid in U.K. pounds sterling were converted to U.S. dollars at the average annual exchange rate of $1.5225 per pound for fiscal 2016; $1.6364 per pound for fiscal 2015; and $1.5693 per pound for fiscal 2014. Amounts received by Mr. MacMillan that were paid in Canadian dollars were converted to U.S. dollars at the average annual exchange rate of $0.9628 per Canadian dollar for fiscal 2014.

(9)	Mr. Sherr’s stock award and total compensation for fiscal 2016 includes the value of accrued dividends with respect to a fiscal 2017 MIP-based stock award from the date the ECC awarded the shares to the grant date for accounting purposes.

Our named executive officers were entitled under their employment agreements to participate in our SIP, MIP and LRPIP and received cash incentives and equity incentives only pursuant to these plans during fiscal 2016. Ms. Meyrowitz’s agreement in effect during fiscal 2016, and the new employment agreements that became effective at the start of fiscal 2017 with Ms. Meyrowitz and Mr. Herrman as described on page 34 of the Compensation Discussion and Analysis, provide for target award opportunities during the term of the agreement of at least 150% of their respective base salary for MIP and at least 100% of their respective base salary for LRPIP, payment of reasonable fees of legal and financial advisors incurred in negotiating their agreements and an automobile allowance commensurate with their positions. The new employment agreements with Ms. Meyrowitz and Mr. Herrman also provide for performance-based stock awards during fiscal 2016 for each executive in connection with our CEO transition and, starting in fiscal 2017, annual performance-based stock awards for Ms. Meyrowitz during the term of the agreement, as described on pages 31-32 of the Compensation Discussion and

Analysis. Mr. MacMillan also remains entitled to benefits in connection with his prior relocation to the U.S. from TJX Canada, including service credit for vesting purposes, supplemental amounts under our ESP, and applicable tax equalization benefits.

All of our named executive officers participated in our tax-qualified defined benefit plan and were eligible to make deferrals to our 401(k) plan and our ESP. All of our named executive officers except Ms. Meyrowitz received matching credits under the ESP and participated in our alternative SERP benefit during fiscal 2016. Ms. Meyrowitz participated in our primary SERP benefit. Our named executive officers were also entitled to receive an automobile benefit and to participate in fringe benefit plans and programs made available to executives generally.

Grants of Plan-Based Awards in Fiscal 2016

The following table reports potential payouts under our cash incentive plans and all other stock and option awards that were granted during fiscal 2016 to our named executive officers:

Name and Award Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(#)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Under- lying Options(#)	Exercise or Base Price of Option Awards($)(2)	Grant Date Fair Value of Stock and Option Awards($)(3)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Carol Meyrowitz
MIP(4)		-	$2,362,503	$4,725,006
LRPIP(5)		-	1,575,000	3,150,000
Stock Options	9/17/15								43,620	$72.54	$631,618
Stock Awards(6)	1/29/16				-	140,371	-				10,000,030
Ernie Herrman
MIP(4)		-	1,382,309	2,764,618
LRPIP(5)		-	1,100,000	2,200,000
Stock Options	9/17/15								36,400	72.54	527,072
Stock Awards(6)	3/31/15				-	130,000	-				9,106,500
	1/29/16				-	70,186	-				5,000,051
Michael MacMillan
MIP(4)		-	552,116	1,104,232
LRPIP(5)		-	700,000	1,400,000
Stock Options	9/17/15								19,720	72.54	285,546
Stock Awards(6)	3/31/15				-	40,000	-				2,802,000
Richard Sherr
MIP(4)		-	470,547	941,094
LRPIP(5)		-	500,000	1,000,000
Stock Options	9/17/15								22,750	72.54	329,420
Stock Awards(6)	3/31/15				-	40,000	-				2,802,000
	3/31/15				-	5,000	-				350,250
	1/29/16				-	5,000	-				359,350
Scott Goldenberg
MIP(4)		-	406,155	812,309
LRPIP(5)		-	500,000	1,000,000
Stock Options	9/17/15								19,720	72.54	285,546
Stock Awards(6)	3/31/15				-	30,000	-				2,101,500
(1)	Non-Equity Incentive Plan amounts above reflect short-term cash incentives granted under our MIP and long-term cash incentives granted under our LRPIP. Our MIP and LRPIP are discussed above in Compensation Discussion and Analysis.

(2)	All option awards were granted with an exercise price equal to the closing price on the NYSE on the date of grant.

(3)

Reflects the aggregate fair market value of stock and option awards on the grant date. Stock awards are valued based on the closing price of our common stock on the NYSE on the grant date. Option awards are valued using the Black-Scholes option pricing model. The underlying valuation assumptions for equity awards are further discussed in Note H to our consolidated financial statements filed with our Annual Report on Form 10-K for fiscal 2016.

(4)	Reflects award opportunities under the fiscal 2016 MIP. Actual amounts earned under the fiscal 2016 MIP awards are disclosed in Compensation Discussion and Analysis and footnote 3 to the Summary Compensation Table.

(5)	Reflects award opportunities under the fiscal 2016-2018 LRPIP cycle.

(6)	Reflects performance-based restricted stock awards granted under the SIP or, for Mr. MacMillan, a performance-based deferred stock award granted under the SIP, plus, for Mr. Herrman, a performance-based restricted stock unit (career shares) award granted under the SIP. Mr. Sherr’s stock award with a grant date of January 29, 2016 in this table includes as part of the grant date fair value the value of accrued dividends from the date the ECC awarded the shares in March 2015 to the grant date for accounting purposes.

In fiscal 2016, we granted all equity incentives, including stock options and performance-based stock awards, under our SIP. Stock options have a maximum term of ten years from the grant date and generally vest in equal annual installments over three years and in the event of certain terminations of employment. In the event a named executive officer’s employment is terminated by reason of death, disability, or retirement at or after age 65 with five or more years of service, vested options generally remain exercisable for up to five years following termination, unless the option terminates on an earlier date pursuant to its terms. Following a retirement at or after age 65 with ten or more years of service, or a retirement at or after age 60 with twenty or more years of service, vested options generally remain exercisable for five years following termination and unvested options continue to vest for the three-year period following retirement on the same basis as if the named executive officer had not retired and generally remain exercisable for five years following retirement, unless the option terminates on an earlier date pursuant to its terms. In the event of any other termination, other than a termination for cause, vested options for our named executive officers generally remain exercisable for up to six months following termination (as specified under the terms of the option), unless the option terminates on an earlier date pursuant to its terms. All options, whether or not then vested, are forfeited on a termination for cause.

The performance-based stock awards have both service-based and performance-based vesting conditions, except that Ms. Meyrowitz’s awards fully vest in the event of her death or disability termination and all stock awards made before September 2015 fully vest upon a change of control. For performance-based stock awards granted to our named executive officers in fiscal 2016, the service-based conditions are satisfied by continuous employment through a specified date or in the event of certain terminations of employment (as described below) and the performance-based conditions are tied to the corporate performance target under our MIP or LRPIP, as described in the Compensation Discussion and Analysis, with full vesting subject to achievement of a payout of at least 67% of the target payout under the applicable plan. If the payout is less than 67% for the performance period, a prorated portion of the unvested award will be forfeited. If no payout is achieved for the performance period, the entire unvested award will be forfeited. When a participant’s performance-based stock award vests, the participant is entitled to any dividends (or dividend equivalents) for the restricted period.

Outstanding Equity Awards at Fiscal 2016 Year End

The following table provides information on outstanding option and stock awards held as of January 30, 2016 by our named executive officers:

	Option Awards					Stock Awards
			Equity Incentive Plan Awards:					Equity Incentive Plan Awards:
Name	Number of Securities Underlying Unexercised Options Exercisable(#)(1)	Number of Securities Underling Unexercised Options Unexercisable(#)(1)	Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)(3)	Market Value of Shares or Units of Stock That Have Not Vested($)(2)(3)	Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)(3)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)(3)
Carol Meyrowitz
	11,383	0	–	$18.87	9/17/19
	116,546	0	–	20.565	9/09/20
	108,320	0	–	26.555	9/07/21
	63,680	0	–	45.17	9/20/22
	37,188	18,593	–	56.72	9/19/23
	17,667	35,333	–	59.70	9/10/24
	0	43,620	–	72.54	9/17/25
						250,000	$17,810,000	140,371	$10,000,030
Ernie Herrman
	25,000	0	–	20.565	9/09/20
	90,380	0	–	26.555	9/07/21
	53,140	0	–	45.17	9/20/22
	31,036	15,516	–	56.72	9/19/23
	14,744	29,486	–	59.70	9/10/24
	0	36,400	–	72.54	9/17/25
						130,000	9,261,200	330,186	23,522,451
Michael MacMillan
	9,596	0	–	45.17	9/20/22
	16,808	8,404	–	56.72	9/19/23
	7,987	15,973	–	59.70	9/10/24
	0	19,720	–	72.54	9/17/25
						40,000	2,849,600	80,000	5,699,200
Richard Sherr
	0	8,404	–	56.72	9/19/23
	0	18,426	–	59.70	9/10/24
	0	22,750	–	72.54	9/17/25
						35,000	2,493,400	80,000	5,699,200
Scott Goldenberg
	15,500	0	–	45.17	9/20/22
	12,936	6,468	–	56.72	9/19/23
	7,987	15,973	–	59.70	9/10/24
	0	19,720	–	72.54	9/17/25
						20,000	1,424,800	60,000	4,274,400
(1)	All option awards have a maximum term of ten years from the grant date and vest in equal annual installments over three years, beginning on the first anniversary of the grant date, and upon certain employment terminations. Option awards granted prior to September 2015 vest upon a change of control. Option awards granted in or after September 2015 will vest upon a change of control if the options are not continued or assumed in the transaction or in the event of a qualifying termination of employment following the change of control.

(2)	Market values reflect the closing price of our common stock on the NYSE on January 29, 2016 (the last business day of fiscal 2016), which was $71.24.

(3)

The stock awards have both service-based and performance-based vesting conditions, except that Ms. Meyrowitz’s awards fully vest in the event of her death or disability termination and awards made before September 2015 fully vest upon a change of control. For performance-based stock awards granted to Ms. Meyrowitz and Mr. Herrman in connection with the CEO transition, performance conditions are deemed satisfied upon a change of control and the awards will vest upon the change of control if not continued or assumed in the transaction or in the event of a qualifying termination of employment following the change of control. The following table shows the performance vesting conditions and scheduled vesting dates for our named executive officers’ unvested performance-based stock awards as of January 30, 2016:

Name	Number of Unvested Shares/Units	Performance Conditions(a)	Vesting Date(b)
Carol Meyrowitz	250,000	Fiscal 2016 MIP (Corporate)	3/28/16
	70,186	Fiscal 2017 MIP (Corporate)	4/17(c)
	70,185	Fiscal 2017 MIP (Corporate)	2/3/18
Ernie Herrman	130,000	Fiscal 2014-16 LRPIP	4/15/16
	130,000	Fiscal 2015-17 LRPIP	4/15/17
	130,000	Fiscal 2016-18 LRPIP	4/15/18
	70,186	Fiscal 2017 MIP (Corporate)	Prorated annual vesting beginning 2/01/20(d)
Michael MacMillan	40,000	Fiscal 2014-16 LRPIP	4/15/16
	40,000	Fiscal 2015-17 LRPIP	4/15/17
	40,000	Fiscal 2016-18 LRPIP	4/15/18
Richard Sherr	30,000	Fiscal 2014-16 LRPIP	4/15/16
	35,000	Fiscal 2015-17 LRPIP	4/15/17
	40,000	Fiscal 2016-18 LRPIP	4/15/18
	5,000	Fiscal 2016 MIP (Corporate)	4/15/16
	5,000	Fiscal 2017 MIP (Corporate)	4/15/17
Scott Goldenberg	20,000	Fiscal 2014-16 LRPIP	4/15/16
	30,000	Fiscal 2015-17 LRPIP	4/15/17
	30,000	Fiscal 2016-18 LRPIP	4/15/18
(a)	Performance-based vesting conditions will be satisfied if performance under the applicable plan, as certified by the ECC, results in a payment of at least 67% of the target award payout for the performance period. If the payout is less than 67% for the performance period, a prorated portion of the unvested award will be forfeited. If no payout is achieved for the performance period, the entire unvested award will be forfeited.

(b)	Each of Ms. Meyrowitz’s performance-based stock awards has service-based vesting conditions that will be satisfied by continued employment through the end of the fiscal year that coincides with or immediately precedes the vesting date or earlier involuntary termination. Each other performance-based stock award shown above has service-based vesting conditions that will be satisfied by continued employment through the vesting date. LRPIP-based stock awards will also remain outstanding and eligible to vest (prorated, if applicable, based on years completed in the LRPIP cycle) in the event of a termination due to death or disability (and, for Mr. Herrman, involuntary termination) prior to the scheduled vesting date. Mr. Sherr’s MIP-based stock awards will also remain outstanding and eligible to vest in the event of termination due to death or disability after the end of the fiscal year that immediately precedes the vesting date.

(c)	Expected date of ECC certification of fiscal 2017 MIP performance results, which is typically in March or April.

(d)	Mr. Herrman’s performance-based career shares are restricted stock units that are scheduled to vest in full at the end of fiscal 2026 with pro-rated annual vesting beginning at the end of fiscal 2020, subject to his continued employment with the Company.

Option Exercises and Stock Awards Vested During Fiscal 2016

The following table provides information relating to option exercises and performance-based stock award vesting for our named executive officers during fiscal 2016:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)(1)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)(2)
Carol Meyrowitz	-	-	240,000	$16,446,400
Ernie Herrman	66,560	$3,264,840	130,000	8,676,200
Michael MacMillan	25,917	917,034	40,000	2,669,600
Richard Sherr	35,618	501,301	30,000	2,002,200
Scott Goldenberg	5,026	209,911	14,000	934,360
(1)	Represents the stock price on the NYSE at exercise minus the option exercise price multiplied by the number of shares acquired on exercise.
(2)	Represents the fair market value of the shares on the vesting date, calculated as the closing stock price on the NYSE on the vesting date (or the previous business day if vesting occurred on a weekend) multiplied by the number of shares vesting.

Pension Benefits

In the U.S., we have a tax-qualified defined benefit plan, or Retirement Plan, and a nonqualified Supplemental Executive Retirement Plan, or SERP. We do not have a policy of granting extra years of credited service for purposes of these plans. Our Retirement Plan was closed to new hires as of February 1, 2006, although participants employed prior to that date continue to accrue benefits. We have not offered primary SERP benefits to any new participants in many years and do not currently intend to do so in the future, although we continue to offer an alternative SERP benefit.

Under our Retirement Plan, participants accrue a benefit payable as an annuity at retirement. Once participation has commenced after an initial one-year eligibility period, the amount accrued each year, expressed as a life annuity commencing at age 65, is 1% of eligible compensation (base salary and MIP awards) up to a periodically adjusted limit ($120,000 in calendar 2016 and $116,000 in calendar 2015) and 1.4% of eligible compensation in excess of that limit. For years of service in excess of 35, the accrual rate is 1% per year of eligible compensation. Compensation for any year in excess of another periodically adjusted limit, currently $265,000, is disregarded for these purposes. Eligible participants are also entitled to supplemental credits. Benefits under the Retirement Plan generally vest after five years of vesting service. A vested participant who retires or whose employment terminates prior to age 65 with at least ten years of vesting service may elect to receive a reduced annuity benefit commencing at age 55 or later. If the participant dies before commencing his or her benefit, a pre-retirement death benefit is payable to the participant’s surviving spouse.

Under our SERP, the primary benefit provides participants who retire at or after age 55 with at least ten years of service a benefit equal to the value of an annuity commencing at age 65 providing annual payments up to a maximum of 50% of the participant’s final average earnings, less other employer-provided retirement benefits and social security benefits. Ms. Meyrowitz is the only one of our named executive officers eligible for a SERP primary benefit and has accrued the full benefit except for any increases related to final average earnings. Under her employment agreement, Ms. Meyrowitz is entitled to specified interest rate averaging assumptions if more favorable than her primary benefit under existing SERP terms. In determining final average earnings, the primary SERP includes base salary and MIP, but not LRPIP, and uses the highest average of five years over the preceding ten years. The alternative SERP benefit provides participants whose Retirement Plan benefits are affected by Internal Revenue Code benefit restrictions with the amount of the benefits lost by reason of those restrictions. Participants who are eligible for the primary benefit are eligible to receive the alternative benefit in lieu of the primary benefit if it provides a greater benefit at the time of retirement or other termination of employment. Benefits under SERP are payable following retirement or other termination of employment in installments or in certain other forms of actuarially equivalent value, including a lump sum. If the participant dies prior to retirement or other termination of employment, a pre-retirement death benefit is payable to the participant’s surviving spouse.

Pension Benefits for Fiscal 2016

The following table provides information on pension benefits for our named executive officers eligible for these benefits as of January 30, 2016. All of our named executive officers are fully vested in their Retirement Plan and SERP benefits.

Name	Plan Name	Number of Years of Credited Service(1)	Present Value of Accumulated Benefit(2)	Payments Made During Last Fiscal Year
Carol Meyrowitz	Retirement Plan	29	$753,626	-
	SERP (Primary)	20	28,119,878	-
Ernie Herrman	Retirement Plan	26	492,290	-
	SERP (Alternative)	26	2,594,405	-
Michael MacMillan	Retirement Plan	11	250,927	-
	SERP (Alternative)	11	1,306,470	-
Richard Sherr	Retirement Plan	23	570,133	-
	SERP (Alternative)	23	1,306,086	-
Scott Goldenberg	Retirement Plan	23	614,875	-
	SERP (Alternative)	23	859,904	-
(1)	Participants in our Retirement Plan and our alternative SERP benefit program began to accrue credited service upon participation in the plans, generally after one year of service with TJX. Service credited for purposes of our primary SERP benefit is based on years of service with TJX but with a maximum of 20 years of service.

(2)	Under SEC rules, for purposes of calculating the present value of the accumulated pension benefits in the Pension Benefits table we assumed that each named executive officer commences his or her benefit at age 65 (or current age, if older than 65) and we used the same assumptions used and described in Note I to our audited financial statements filed with our Annual Report on Form 10-K for fiscal 2016, including a post-retirement mortality assumption based on the sex distinct RP-2014 Tables projected generationally with Scale BB-2D from 2006. For our SERP, consistent with the assumptions used to determine the values in our Annual Report on Form 10-K for fiscal 2016, the present value of accumulated benefits assumes payment forms consistent with executive elections and has been converted to the forms using an interest rate of 3.1% for the primary SERP benefit and 3.7% for the alternative SERP benefit. Actual amounts payable to our named executive officers under our Retirement Plan and SERP would be determined based on the governing terms (including actuarial assumptions and form and timing of benefit payments) specified in our plans and agreements, which are not the same as, and could produce benefit values higher than those produced by, the assumptions used for purposes of the values reported in the Pension Benefits table or Summary Compensation Table.

Nonqualified Deferred Compensation Plans

We have an Executive Savings Plan, or ESP, which is a nonqualified deferred compensation plan available to key employees and our directors. Under the ESP, our named executive officers and other eligible Associates can elect to defer up to 20% of base salary and up to 100% of any MIP and LRPIP awards and our directors can elect to defer annual retainers. Our named executive officers (other than Ms. Meyrowitz) were eligible during fiscal 2016 to receive matching credits on base salary deferrals of up to 10% of base salary, with an enhanced level of matching credits generally based on the executive’s job level, age and/or pension eligibility for a period of up to 15 years. For calendar 2015, the potential match for these executives was 100% of their eligible deferrals, plus, if our MIP performance resulted in a payout of between 90% and 125% of the target corporate award opportunities for fiscal 2016, an additional match ranging from 50% to 150% of their eligible deferrals. Our named executive officers (other than Ms. Meyrowitz) earned this additional performance-based match at 150% based on fiscal 2016 corporate MIP results. Matching employer credits are 100% vested after five years of plan participation, at age 55, or upon a change of control or separation from service by reason of death or disability. Eligible participants are also entitled to supplemental employer credits. As of January 30, 2016, all named executive officers with ESP employer credits were fully vested. Starting in fiscal 2017, under his new employment agreement, Mr. Herrman will be eligible for increased matching credits and supplemental performance-based employer credits discussed above in Compensation Discussion and Analysis. All amounts deferred or credited to a participant’s account under the ESP are notionally invested in mutual funds or other market investments selected by the participant. Although not required by the ESP, it has been our practice to purchase the investments notionally invested under the participants’ accounts to help meet our future obligations under the ESP.

Under the ESP, amounts deferred (and earnings on those amounts) are generally distributed following termination of employment unless the participant has elected an earlier distribution date, which may be no earlier than January 1st of the second year following the year of the deferral. Vested employer matching credits (and earnings on those amounts) are generally distributed at, or on a deferred basis following, a participant’s separation from service. Distributions are generally made in a lump sum payment, but a participant may elect to be paid in annual installments over a period of not more than ten years. Amounts vested under the ESP prior to January 1, 2005 (and earnings on those amounts) can be distributed at the participant’s request prior to termination of employment in a lump sum distribution of 85% of the vested account, with the remaining 15% forfeited.

In connection with his prior service with TJX Canada, Mr. MacMillan participated in the Canadian Executive Savings Plan, or CESP, a deferred compensation plan for eligible employees of TJX Canada. Under the CESP, participants can contribute a portion of their base earnings to a trust fund maintained in Canada and receive notional matching employer credits, including a performance-based match based on TJX Canada MIP results. CESP contributions are invested, and matching credits are notionally invested, in mutual funds or other market investments selected by the participant. Mr. MacMillan holds amounts previously deferred under the CESP but was not eligible to make new contributions or receive matching credits under the CESP during fiscal 2016. Mr. MacMillan has a current right to his participant contributions to the CESP (and earnings on those amounts) and a right to employer matching credits (and earnings on those amounts) upon termination of employment. Distributions of matching credits are generally made in a lump sum or up to ten annual installments.

Through December 31, 2007, we offered eligible key employees and directors the opportunity to participate in the General Deferred Compensation Plan, or GDCP, another U.S. nonqualified deferred compensation plan. Ms. Meyrowitz is a vested participant in this plan. Under the GDCP, participants could defer all or a portion of base salary and MIP and LRPIP awards or, in the case of directors, retainers and meeting fees, which deferrals are credited with notional interest at an annually adjusted rate based on an average yield of Treasury securities during the prior year. For calendar 2015, this rate was 2.48%. No further deferrals were permitted beginning with fiscal 2009 compensation, but previously deferred amounts continue to be credited with notional interest amounts.

Amounts deferred under the GDCP on or after January 1, 2005 (and earnings on those amounts) that had not been distributed prior to January 1, 2009 are distributed under the terms of the ESP, as described above. Amounts deferred under the GDCP prior to January 1, 2005 (and earnings on those amounts) are distributed in a lump sum during employment as elected by the participant, or, for participants whose employment terminates at or after age 55, in a lump sum or in installments upon or following termination as elected by the participant (with all payments completed by the tenth anniversary of termination of service). Upon a change of control, each participant receives the entire amount credited to his deferred account in a lump sum payment.

Nonqualified Deferred Compensation for Fiscal 2016

The following table provides information on fiscal 2016 nonqualified deferred compensation plans for our named executive officers:

Name and Plan Name	Executive Contributions in Last FY(1)	Registrant Contributions in Last FY(2)	Aggregate Earnings in Last FY(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE(4)
Carol Meyrowitz
GDCP	-	-	$14,751	-	$632,132
ESP	$315,000	-	(160,072)	-	2,932,273
Ernie Herrman
ESP	138,231	$344,856	7,396	-	3,409,474
Michael MacMillan
ESP	100,385	250,385	(257,146)	-	2,329,599
CESP(5)	-	-	(17,751)	-	296,425
Richard Sherr
ESP	128,331	213,279	(164,101)	-	3,062,246
Scott Goldenberg
ESP	73,846	183,534	(194,442)	-	1,947,317
(1)	Reflects notional credits to participant accounts. Amounts are also included as Salary or Non-Equity Incentive Plan Compensation, as applicable, in the Summary Compensation Table.

(2)	Reflects notional credits to participant accounts. Amounts include the performance-based matching credits earned under the ESP for fiscal 2016. The amounts in this column are also included in All Other Compensation column in the Summary Compensation Table.

(3)	Reflects notional market-based earnings on deferrals and other amounts credited to the account of plan participants under the ESP, notional interest under the GDCP as described above, and earnings under the CESP as described above. It has been our practice to purchase the specified notional investments under the ESP to help meet our future obligations under the ESP.

(4)	The aggregate balance includes deferrals of income for prior fiscal years. Amounts deferred by individuals who were named executive officers for the fiscal year of the deferral were included in the compensation reported for those individuals in the compensation tables in prior proxy statements. The aggregate balance also includes earnings on amounts deferred and performance-based matching credits earned under the ESP for fiscal 2016 but not credited until after the close of fiscal 2016.

(5)	CESP amounts for Mr. MacMillan are converted from Canadian dollars at the average annual exchange rate of $.7730 per Canadian dollar.

Potential Payments upon Termination or Change of Control

We believe that providing severance and change of control benefits helps us attract and retain high quality executives and protect our other business interests, as discussed further in the Compensation Discussion and Analysis.

Potential Payments under our Employment Agreements. Each of our named executive officers in fiscal 2016 was party to an employment agreement providing for payments in connection with the specified termination or change of control events generally described below.

•	Termination Other than for Cause or Constructive Termination: If we terminate a named executive officer’s employment other than for cause or the executive terminates employment in connection with a forced relocation of more than forty miles (a “constructive termination”), the executive would be entitled to twenty-four months of continued base salary and any automobile allowance; cash payments in an amount sufficient after taxes to cover the cost of any COBRA continuation of health benefits during the salary continuation period; cash incentive awards under MIP and LRPIP for each uncompleted year or award cycle, to the extent applicable performance goals are met and adjusted to reflect the executive’s period of service during the year or cycle; and equity awards in accordance with their terms. In addition, under their respective agreements in effect during fiscal 2016, Ms. Meyrowitz was entitled to acceleration of outstanding and unvested stock options and Mr. Herrman was entitled to continued vesting of LRPIP-based stock awards to the extent applicable LRPIP goals are met and adjusted, if applicable, to reflect the executive’s period of service during the performance period. Under their respective new agreements that became effective at the start of fiscal 2017, in addition to the payments and benefits described in the first sentence above, both Ms. Meyrowitz and Mr. Herrman are entitled to acceleration of stock options and to continued vesting of LRPIP-based stock awards to the extent applicable LRPIP goals are met and adjusted, if applicable, to reflect the executive’s period of service during the performance period (including, for Ms. Meyrowitz, service credit for the year in which termination occurs); salary continuation for Ms. Meyrowitz will continue to be based on her fiscal 2016 salary rate regardless of when termination occurs; and a constructive termination for Ms. Meyrowitz would also include a voluntary termination in connection with an involuntary removal or failure to be nominated or reelected to the Board or as Chairman of the Board.

•	Death or Disability: Upon a termination of employment by reason of death or disability, each named executive officer (or his or her legal representative) would be entitled to the same benefits as are described above, except that salary continuation would be subject to adjustment for any long-term disability benefits, the MIP award would be paid at target without proration, any stock option acceleration would be determined under the terms of the applicable award, and, under his new agreement that became effective at the start of fiscal 2017, Mr. Herrman would be eligible for a supplemental credit under the ESP for the year of termination if applicable performance goals are met.

•	Voluntary Termination: Our named executive officers would not be entitled to these separation benefits upon a voluntary termination (other than a constructive termination), except that if Ms. Meyrowitz had, under her agreement in effect during fiscal 2016, voluntarily terminated her employment with 90 days’ notice and prior to a change of control, she would have been entitled to salary continuation, automobile allowance and health coverage-related payments on the same basis as if she had been involuntarily terminated without cause, as well as prorated LRPIP benefits for any full fiscal years in a cycle completed prior to the date of termination to the extent applicable LRPIP goals are met. Under her new agreement that became effective at the start of fiscal 2017, upon retirement or other voluntary termination (other than a constructive termination) Ms. Meyrowitz would not be entitled to any continuation of salary, automobile allowance or health coverage-related payments but would be entitled to benefits under LRPIP and any LRPIP-based stock awards, in each case to the extent applicable LRPIP goals are met and adjusted, if applicable, to reflect the executive’s period of service during the performance period (including, in the case of LRPIP-based stock awards, service credit for the year in which termination occurs).

•	End of Contract Term: For each of our named executive officers, other than Ms. Meyrowitz, a termination occurring on the last day of the agreement term would be treated as a termination other than for cause unless we make an offer of continued service in a comparable position. For Ms. Meyrowitz, such a termination would be treated as a termination other than for cause unless (under her agreement in effect during fiscal 2016) the parties mutually agreed to continue her employment or (under her new agreement that became effective at the start of fiscal 2017) we make an offer of continued service in a comparable position.

•

Change of Control: Upon a change of control (with or without a termination of employment), each named executive officer would be entitled to receive a lump sum settlement at target of MIP and LRPIP awards for which the performance period or cycle had not ended, plus any benefits (including any acceleration of awards) under the SIP and our deferred compensation plans (as described further below). We would also be obligated to pay legal fees and expenses the named executive officer reasonably incurs in seeking enforcement of contractual rights following a change of control.

The events that constitute a change of control under the agreements in effect during fiscal 2016 generally consist of the following, subject to the qualifications set forth in those agreements: a change of control required to be reported under the Exchange Act; the acquisition of 20% or more of our common stock followed by a change in a majority of our Board of Directors; a proxy solicitation or solicitations followed by a change in a majority of our Board of Directors; and the execution of certain agreements of acquisition, merger or consolidation followed by consummation of the transactions contemplated by such agreement.

•	Change of Control Followed by Qualifying Termination: Upon a qualifying termination of employment following a change of control, each named executive officer would be entitled to receive alternative severance benefits instead of the separation-related benefits described above. The alternative severance benefits consist of a lump sum severance payment equal to two times the sum of the executive’s annual base salary, any annual automobile allowance and target MIP award amount; two years of continued participation in health and life insurance programs, except to the extent of replacement coverage; and any benefits (including any acceleration of awards) under the SIP and our deferred compensation plans (as described further below). For this purpose, base salary and the target MIP amount would be determined by reference to the higher of the executive’s base salary immediately prior to termination or the change of control (except that, under her new agreement that became effective at the start of fiscal 2017, base salary for Ms. Meyrowitz would continue to be based on her fiscal 2016 salary rate), and base salary would be adjusted for any long-term disability benefits. Ms. Meyrowitz would also be entitled to a lump sum payment of her vested SERP benefit determined, if more favorable to her, under actuarial assumptions specified in her agreement representing early commencement of her unreduced benefit.

A qualifying termination for these purposes includes a termination by us other than for cause, by the executive for good reason (as defined in the agreements), or a termination by reason of death or disability, in each case within 24 months following a change of control without regard to the scheduled term of the agreement. A qualifying termination does not include a voluntary termination without good reason.

In addition to the amounts described above, the executives would remain entitled to vested and accrued, but unpaid, compensation and benefits (including earned but unpaid amounts under MIP and LRPIP) and to any SIP or deferred compensation benefit as described below. Mr. MacMillan may also remain entitled to compensation and benefits under our global mobility program following a termination of employment. Our named executive officers would not be entitled to any tax gross-up payment for any “golden parachute” excise tax on change of control benefits, but payments and benefits to each executive would be reduced if and to the extent such a reduction would have put the executive in a better after-tax position.

Potential Acceleration of Unvested Equity Awards. Under the terms of awards granted under our SIP, upon a termination due to death or disability each of our named executive officers would be entitled to partial vesting of stock options granted more than three months prior to the date of termination; Ms. Meyrowitz would be entitled to full vesting of unvested stock awards; and each of our named executive officers, other than Ms. Meyrowitz, would be entitled to continued vesting of stock awards to the extent applicable performance goals are met and prorated, if applicable, based on the completed portion of the performance period. In the event of a termination without cause or a constructive termination, stock options held by Ms. Meyrowitz (and, under his new agreement that became effective in fiscal 2017, Mr. Herrman) would vest in full; Ms. Meyrowitz’s stock awards would remain subject to the satisfaction of the applicable performance conditions but applicable service-based conditions would be deemed satisfied; and Mr. Herrman would be entitled to continued vesting of LRPIP-based stock awards, to the extent applicable performance goals are met and prorated, if applicable, based on the completed portion of the performance period. Following a termination of employment at the end of fiscal 2016, each of the executives would have been able to exercise vested options in accordance with applicable post-termination exercise periods and Ms. Meyrowitz and Mr. Goldenberg, upon retirement at the end of fiscal 2016, would have been eligible for continued vesting of outstanding options, in each case in accordance with the terms described above under the Grants of Plan-Based Awards table.

As described in the Compensation Discussion and Analysis and in the following table, new equity awards granted in September 2015 or later do not include automatic accelerated vesting upon a change of control of TJX. Instead, performance conditions for performance-based stock awards will be deemed satisfied upon the change of control, and stock options and performance-based stock awards will vest upon the change of control if not continued or assumed in the transaction or, if continued or assumed, in the event of a qualifying termination of employment following the change of control. A qualifying termination for these purposes includes an involuntary termination without cause or a termination for good reason within 24 months following the change of control. Equity awards granted before September 2015 vest in full upon a change of control of TJX.

The following table sets forth the aggregate estimated value of the acceleration of unvested equity awards held by each of our named executive officers assuming the triggering events occurred on January 30, 2016, all pursuant to the terms of TJX’s plans and each executive’s awards as in effect on such date. These amounts are also included in the potential payment table below.

	Triggering Event(1)

	Death/Disability(2)		Termination without Cause(3)		Change of Control (4)
Name	Option Awards	Stock Awards	Option Awards	Stock Awards	Option Awards	Stock Awards
Carol Meyrowitz	$176,837	$10,000,030	$677,713	$10,000,030	$677,713	$10,000,030
Ernie Herrman	147,562	18,913,267	-	18,913,267	565,561	33,286,751
Michael MacMillan	79,937	5,819,467	-	-	306,355	8,703,600
Richard Sherr	85,422	5,205,417	-	-	334,662	8,327,950
Scott Goldenberg	69,754	3,633,100	-	-	278,244	5,796,200
(1)	For purposes of these estimates, we valued performance-based stock awards and stock options using $71.24, the closing price of our common stock on the NYSE on January 29, 2016, the last business day of the fiscal year. We included the full value of all accelerated performance-based stock awards ($71.24 per share), plus the value of any accumulated dividends that would have been paid upon the vesting of such awards, and the spread value ($71.24 per share minus the option exercise price) for all in-the-money stock options that would have been accelerated upon the triggering event. We did not include any amounts in respect of stock options that were not in-the-money or outstanding equity awards that were earned based on service and performance as of January 30, 2016 or that would not have accelerated upon the triggering event. See the Outstanding Equity Awards table on page 40 for more information about these equity awards. We further assumed that each executive would satisfy his or her non-competition, non-solicitation or confidentiality agreements with us following termination.

(2)	Assumes, for executives other than Ms. Meyrowitz, that the performance conditions applicable to the executives’ unvested stock awards would have been satisfied.

(3)	Assumes that the performance conditions applicable to unvested stock awards held by Ms. Meyrowitz and Mr. Herrman would have been satisfied.

(4)	Assumes that all awards are cashed out in connection with the applicable triggering event and any change of control would have qualified as a “change in control event” under Section 409A of the Internal Revenue Code. Equity awards granted before September 2015 vest in full upon a change of control of TJX. Equity awards granted in September 2015 or later are “double-trigger” awards which do not include automatic accelerated vesting upon a change of control of TJX. Double-trigger awards (including, in this table, performance-based stock awards valued at $10,000,030 for Ms. Meyrowitz and $5,000,051 for Mr. Herrman) would vest in full upon a change of control of TJX if not continued or assumed in the transaction or, if continued or assumed, in the event of a qualifying termination of employment following the change of control.

Potential Acceleration of Unvested Deferred Compensation. As noted above under Nonqualified Deferred Compensation Plans, any unvested employer credit accounts under the ESP also vest in full upon a change of control or termination of employment due to death or disability, and any accounts under GDCP will be paid upon a change of control.

Related Provisions. Each named executive officer agreed to non-solicitation and non-competition provisions that operate during the term of employment and for twenty-four months thereafter, and to confidentiality provisions during and after employment. Benefits under the employment agreements and SERP, as well as benefits attributable to the enhanced employer credits at or above the Senior Executive Vice President level under the ESP, are also conditioned on compliance with restrictive covenants. Upon a change of control, our named executive officers would no longer be subject to any covenant not to compete following a termination of employment. In accordance with TJX policy regarding expatriate and tax equalization benefits, TJX has the discretion to require repayment by Mr. MacMillan of all or a portion of his assignment-related benefits if his employment is terminated for cause, or if he fails to comply with restrictive covenants.

The agreements and plans include terms designed to comply with the deferred compensation provisions of Section 409A of the Internal Revenue Code (Section 409A), including provisions that would delay certain termination-related benefits for six months beyond termination of employment and alternative payment provisions that could apply in connection with a change of control not described in Section 409A.

The following table sets forth aggregate estimated payment obligations to each of our named executive officers, assuming that the triggering events had occurred on January 30, 2016, all pursuant to the terms of TJX’s plans and each executive’s employment agreement as in effect on such date.

Triggering Event and Payments(1)	Carol Meyrowitz	Ernie Herrman	Michael MacMillan	Richard Sherr	Scott Goldenberg
Death/Disability
Severance	$3,150,000	$2,780,000	$2,020,000	$1,724,000	$1,500,000
MIP/LRPIP(2)	3,937,503	2,482,309	1,252,116	970,547	906,155
Acceleration of Unvested Equity Awards(3)	10,176,867	19,060,828	5,899,403	5,290,839	3,702,854
Health, Life, and/or Automobile Benefits	117,125	127,894	117,125	127,894	117,125

Total(4)	17,381,495	24,451,031	9,288,644	8,113,280	6,226,134

Voluntary Termination with 90 Days’ Notice
Severance	3,150,000	-	-	-	-
LRPIP(2)	1,575,000	-	-	-	-
Health, Life, and/or Automobile Benefits	117,125	-	-	-	-

Total	4,842,125	-	-	-	-

Termination without Cause/Constructive Termination
Severance	3,150,000	2,780,000	2,020,000	1,724,000	1,500,000
MIP/LRPIP(2)	1,575,000	1,100,000	700,000	500,000	500,000
Acceleration of Unvested Equity Awards(3)	10,677,743	18,913,267	-	-	-
Health, Life and/or Automobile Benefits	117,125	127,894	117,125	127,894	117,125

Total	15,519,868	22,921,161	2,837,125	2,351,894	2,117,125

Change of Control
Settlement of MIP/LRPIP	3,150,000	2,200,000	1,400,000	1,000,000	1,000,000
Acceleration of Unvested Equity Awards(3)	677,713	28,852,261	9,009,955	8,662,612	6,074,444

Total	3,827,713	31,052,261	10,409,955	9,662,612	7,074,444

Change of Control followed by Qualifying Termination
Change of Control Benefits (see above)	3,827,713	31,052,261	10,409,955	9,662,612	7,074,444
Acceleration of Unvested Equity Awards(3)	10,000,030	5,000,051	-	-	-
Severance	7,875,000	5,560,000	3,131,000	2,672,200	2,325,000
Deferred Compensation Enhancement(5)	5,459,767	-	-	-	-
Health, Life, and/or Automobile Benefits	122,307	121,980	122,307	121,980	122,307
Reduction to Maximize After-Tax Benefit(6)	-	-	-	-	(1,719,183)

Total(4)	27,284,817	41,734,292	13,663,262	12,456,792	7,802,568

(1)	We used the following assumptions to calculate the payments set forth in the table:

•	We assumed in each case that the termination was not for cause; the executive does not violate his or her non-competition, non-solicitation, confidentiality or other obligations to us following termination; the executive receives COBRA continuation of health coverage for up to 18 months but does not receive health or life insurance coverage from another employer within the relevant periods; and the executive does not incur legal fees requiring reimbursement from us. We also assumed that any change of control would have qualified as a “change in control event” under Section 409A.

•	For health care benefits, we estimated an amount sufficient after taxes to cover the cost of continuation of health coverage based on the COBRA rates in effect as of January 30, 2016 and assumed, in the case of a qualifying termination following a change of control, that employee contributions for health coverage will continue at rates in effect as of January 30, 2016.

•	In the case of payments following termination by reason of disability, the amounts shown assume salary continuation and/or long-term disability payments, coordinated to avoid duplication.

We did not include any amounts in respect of accrued but unpaid base salary or benefits, any amounts in respect of bonuses under MIP and LRPIP for performance periods ending on January 30, 2016 that were earned but remained unpaid as of that date or, for Mr. MacMillan, any amounts under our global mobility program. For additional assumptions applicable to equity awards, see Potential Acceleration of Unvested Equity Awards, above. In addition to the SERP enhancement described in footnote 5 of this table, our named executive officers were eligible for benefits described above under Pension Benefits and Nonqualified Deferred Compensation Plans.

(2)	The amount, for each executive, includes a prorated award for each LRPIP cycle ending after January 30, 2016, based on the portion of the cycle completed as of January 30, 2016 and assuming target performance, plus, in the event of termination due to death or disability, the fiscal 2016 MIP award at target without proration. Proration for purposes of the LRPIP amount would have been determined based on the number of completed months in the cycle or, in the event of Ms. Meyrowitz’s voluntary termination with 90 days’ notice, the number of completed years in the cycle.

(3)	Equity awards granted before September 2015 vest in full upon a change of control of TJX and are included in the “Change of Control” scenario in this table. Equity awards granted in September 2015 or later (double-trigger awards) are assumed to be continued or assumed in connection with the change of control and are included in the “Change of Control followed by Qualifying Termination” scenario in this table. See Potential Acceleration of Unvested Equity Awards, above for additional detail about these amounts.

(4)	In the event of death on January 30, 2016, the beneficiaries of our named executive officers would also have been entitled to the following amounts under our management- and executive-level life insurance programs: $1,075,000 for Mr. MacMillan and $975,000 for each other named executive officer. Company-paid amounts for these programs are included and described above in the Summary Compensation Table under All Other Compensation for fiscal 2016.

(5)	For Ms. Meyrowitz, the amount represents the estimated value of any enhancement under our SERP in the case of a qualifying termination following a change of control. The enhancement value represents the difference between (a) the estimated amount payable to Ms. Meyrowitz under SERP using the post-change of control actuarial assumptions specified in her employment agreement representing early commencement of her unreduced benefit and (b) the estimated amounts payable to Ms. Meyrowitz under SERP using the pre-change of control actuarial assumptions specified in the plan and her employment agreement (which as of January 30, 2016 would have produced higher lump sum benefit values than those shown in the Pension Benefits table above by $4,285,116).

(6)	In the case of a change of control (both with and without a termination) occurring on January 30, 2016, we estimated the mandatory reductions to benefits that would apply in order to maximize the executive’s benefit after change-of-control excise and other taxes. For purposes of this determination, we assumed that all equity awards would have been cashed out at closing in the amounts described above under Potential Acceleration of Unvested Equity Awards; that only a portion of the value of stock options, performance-based stock awards with performance periods ending on January 30, 2016, accumulated cash dividends with respect to such stock awards, and certain other payments, would have been treated as contingent upon a change of control; and that none of the payments would be exempt under a special rule for reasonable compensation or treated as contingent upon a change of control under a special presumption applicable to agreements entered into or amendments made during fiscal 2016. Applying these assumptions, we determined that the only case in which a mandatory reduction to benefits would have been required would have been a reduction to Scott Goldenberg’s benefits in the case of a change in control with a qualifying termination occurring in both cases on January 30, 2016.

DIRECTOR COMPENSATION

For fiscal 2016, our non-employee directors were entitled to the following payments:

•	Annual retainer of $75,000 for each non-employee director

•	Additional annual retainer of $28,000 for the Audit Committee Chairman

•	Additional annual retainer of $15,000 for each Audit Committee member (other than the Chairman)

•	Additional annual retainer of $26,000 for the Chairman of the subcommittee of the Audit Committee

•	Additional annual retainer of $23,000 for the Executive Compensation Committee Chairman

•	Additional annual retainer of $10,000 for each Executive Compensation Committee member (other than the Chairman)

•	Additional annual retainer of $18,000 for the Corporate Governance Committee Chairman

•	Additional annual retainer of $8,000 for each Corporate Governance Committee member (other than the Chairman)

•	Additional annual retainer of $18,000 for the Finance Committee Chairman

•	Additional annual retainer of $8,000 for each Finance Committee member (other than the Chairman)

•	Additional annual retainer of $70,000 for the Lead Director

•	Two annual deferred stock awards for each non-employee director, each representing shares of our common stock valued at $75,000

Employee directors do not receive separate compensation for their service as directors. Members of the Executive Committee do not receive committee-specific compensation. Directors are reimbursed for customary expenses for attending Board and committee meetings. The deferred stock awards (including deferred dividend awards) are granted under our SIP. One of the deferred stock awards vests immediately and is payable with accumulated dividends in stock at the earlier of separation from service as a director or change of control. The second award vests based on a director’s continued service until the annual meeting next following the grant of the award (subject to possible earlier vesting upon a change of control), and is payable with accumulated dividends in stock upon vesting or, if an irrevocable advance election is made, at the same time as the first award. In the event that a non-employee director separates from service as a director prior to vesting in the second award, that award will be forfeited.

Our non-employee directors are eligible to defer their retainers and fees under the ESP but are not eligible for matching credits. Amounts deferred by directors under the ESP are notionally invested in mutual funds or other market investments. Participating non-employee directors may select a distribution date earlier than retirement from the Board, but no earlier than January 1st of the second year following the year of the deferral. During fiscal 2016, Mr. Bennett and Ms. Shire deferred amounts under the ESP. Prior to January 1, 2008, our non-employee directors were eligible to defer their retainers and fees in our GDCP, under which amounts deferred earn interest at a periodically adjusted market-based rate. Amounts deferred under the GDCP on or after January 1, 2005 (and earnings on those amounts) will be distributed under the terms of the ESP, as described above. Amounts deferred under the GDCP prior to January 1, 2005 (and earnings on those amounts) are scheduled to be paid upon or after leaving the Board. Mr. Bennett and Ms. Shire currently participate in the GDCP. We do not provide retirement, health or life insurance benefits to our non-employee directors.

The following table provides information concerning compensation for our non-employee directors for fiscal 2016. Mr. Cammarata served as Chairman of the Board for a portion of fiscal 2016. While he was Chairman, Mr. Cammarata was also an executive officer of TJX, other than a named executive officer, who did not receive any additional compensation for services provided as a director. Ms. Meyrowitz’s and Mr. Herrman’s compensation are each shown above in the Summary Compensation Table with that of the other named executive officers.

Directors Compensation for Fiscal 2016

Name	Fees Earned or Paid In Cash	Stock Awards(l)(2)	Total
Zein Abdalla	$88,156	$154,517	$242,673
José B. Alvarez	100,000	177,282	277,282
Alan M. Bennett	106,000	177,282	283,282
David T. Ching	124,000	168,171	292,171
Michael F. Hines	111,000	178,908	289,908
Amy B. Lane	108,000	175,070	283,070
John F. O’Brien	148,611	188,095	336,706
Willow B. Shire	103,000	189,269	292,269
William H. Swanson	85,000	200,272	285,272

(1)	Reflects the grant date fair value of annual deferred share awards totaling $150,000 (and for Mr. Swanson, prorated deferred share awards granted at his election to the Board of Directors in February 2015) and annual credits of additional deferred shares in the amount of dividends accrued on deferred shares.

(2)	The following table shows the number of shares subject to outstanding stock awards for our directors as of January 30, 2016 (other than Ms. Meyrowitz and Mr. Herrman, whose outstanding equity awards are shown with the named executive officers above):

Name	Outstanding Stock Awards(a)
Zein Abdalla	7,242
José B. Alvarez	38,561
Alan M. Bennett	39,824
David T. Ching	26,026
Michael F. Hines	42,061
Amy B. Lane	35,519
John F. O’Brien	53,437
Willow B. Shire	56,315
William H. Swanson	2,669
(a)	1,145 deferred shares for each non-employee director were unvested as of the end of fiscal 2016 and are scheduled to vest on the day before the 2016 Annual Meeting.

PROPOSAL 2 -

RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS AS

TJX’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has appointed PricewaterhouseCoopers LLP (PwC) as our independent registered public accounting firm for the fiscal year ending January 28, 2017, subject to ratification by our stockholders. PwC has been retained as the Company’s independent registered public accounting firm since 1962. We are asking stockholders to ratify PwC’s appointment. A representative of PwC is expected to attend the Annual Meeting, where they will have the opportunity to make a statement if they wish to do so and will be available to answer questions from the stockholders. The members of the Audit Committee and Board believe that the continued retention of PwC to serve as the Company’s independent external auditor is in the best interests of the Company and its stockholders.

Your Board of Directors unanimously recommends a vote FOR Proposal 2.

PROPOSAL 3 -

ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

The Compensation Discussion and Analysis, compensation tables and narrative discussion beginning on page 19 of this proxy statement describe our executive compensation program and the compensation of our named executive officers for fiscal 2016, including an overview of our program design and details of the various elements of the program. It also provides details of our fiscal 2016 performance to provide context for the compensation.

The Board of Directors, as required pursuant to Section 14A of the Exchange Act, is asking stockholders to cast a non-binding, advisory vote indicating their approval of that compensation by voting FOR the following resolution:

RESOLVED, that the stockholders of The TJX Companies, Inc. APPROVE, on an advisory basis, the compensation paid to its named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

As described in more detail in the Compensation Discussion and Analysis, our compensation philosophy is to create a program that attracts, motivates and rewards our executives while maintaining pay practices that help align the interest of our Associates and stockholders. We have designed a program that seeks to:

•	attract top talent in the highly competitive retail environment,

•	maintain an extremely high talent level in our company and provide for succession broadly across our management team,

•	reward objective achievement of our short- and long-term financial objectives with plans based on core business goals, and

•	enhance stockholder value by directly aligning the interests of our Associates and stockholders.

The Board is asking stockholders to support this proposal. We believe TJX’s performance demonstrates the effectiveness of our compensation program. We received a strong supporting vote in the past several years (more than 95% of votes cast) expressing support for our compensation policies and practices and believe our program continues to be effective. We continue to focus on pay for performance in our compensation program, as described in the Compensation Discussion and Analysis, which we encourage you to review. Although the vote we are asking you to cast is non-binding, the ECC and the Board value the views of our stockholders. As with past years, the Board and ECC will consider the outcome of this vote when determining future compensation arrangements for our named executive officers. Our Board of Directors currently intends to conduct an annual advisory stockholder vote on executive compensation each year until the next advisory vote on the frequency of our say-on-pay advisory votes is held, which we expect will be at the annual meeting of stockholders in 2017.

Your Board of Directors unanimously recommends a vote FOR Proposal 3.

PROPOSAL 4 -

STOCKHOLDER PROPOSAL FOR INCLUSION OF DIVERSITY AS A CEO

PERFORMANCE MEASURE

We received the following proposal from NorthStar Asset Management, Inc., P.O. Box 301840, Boston, Massachusetts 02130, a beneficial owner of approximately 519 shares of our common stock.

In accordance with SEC rules, we are reprinting the proposal and supporting statement in this proxy statement as they were submitted to us. The stockholder proposal is required to be voted upon at the Annual Meeting only if properly presented at the Annual Meeting. As explained below, our Board unanimously recommends that you vote AGAINST the stockholder proposal.

Stockholder Proposal

Executive Compensation & Diversity in Senior Level Management

Whereas:    In an increasingly complex global marketplace, the ability to draw on a wide range of viewpoints, backgrounds, skills, and experience is critical to a company’s success;

The Proponent believes that diversity in senior management helps ensure that different perspectives are brought to bear on issues, while enhancing the likelihood that proposed solutions will be nuanced and comprehensive;

In early 2015, McKinsey Research found that companies in the top quartile for ethnic diversity were 35% more likely to outperform those in the bottom quartile;

Furthermore, research indicates that companies in the MSCI World Index with strong female leadership generated a Return on Equity of 10.1% per year versus 7.4% for those without, as of September 9, 2015;

Shareholders believe that it is crucial for the Company’s senior management to reflect the diversity of its employees and customers. According to Forbes, TJX’s customer profile is a 25 to 44 year old female customer with middle to upper-middle income, while labor force statistics indicate that 49.8% of retail employees are female and 33.1% are minorities;

Unfortunately in the past 5 years, TJX’s senior management team has remained 0% minority and merely 16% female. Of the six executive officers currently comprising senior management, the one female (current CEO Carol Meyrowitz) will leave her position in 2016, leaving the executive offices filled entirely with white men. Given the primarily female customer base, this shift in the executive team is particularly alarming;

A recent article published on the Harvard Law School Forum on Corporate Governance and Financial Regulation indicated that management-level diversity “signals that women’s and minorities’ perspectives are important to the organization, and that the organization is committed to inclusion not only in principle but also in practice. Further, corporations with a commitment to diversity have access to a wider pool of talent and a broader mix of leadership skills than corporations that lack such a commitment”;

McKinsey Research (2015) reinforces the need for diversity in management, noting that “in the United States, there is a linear relationship between racial and ethnic diversity and better financial performance: for every 10 percent increase in racial and ethnic diversity on the senior-executive team, earnings before interest and taxes (EBIT) rise 0.8 percent”;

Shareholders are concerned that TJX’s dearth of senior management diversity may be adversely affecting shareholder value and believe that adding diversity in senior level management as a clear metric in our CEO’s compensation package creates an incentive to strive for excellence in this area just as our financial metrics incent performance.

Resolved:    Shareholders request that the Board’s Compensation Committee, when setting CEO compensation, include metrics regarding diversity among senior executives as one of the performance measures for the CEO under the Company’s annual and/or long-term incentive plans. For the purposes of this proposal, “diversity” is defined as gender, racial, and ethnic diversity.

Statement of the Board of Directors in Opposition to Proposal 4

The Board of Directors unanimously recommends a vote AGAINST this Stockholder Proposal.

The Board of Directors opposes this proposal because it believes our independent Board committee, the Executive Compensation Committee, or ECC, is in the best position to evaluate changes to our executive compensation practices.

At TJX, we are committed to our culture, which is honest, integrity-driven, and focused on Associate development. We work to cultivate an inclusive environment, and we value the benefits of leveraging differences. We publish a Corporate Responsibility Report, which speaks, among other things, to our approach regarding diversity and inclusion, and which is available on our website, www.tjx.com, in the Corporate Responsibility section.

We believe that diversity throughout our organization, including within our executive team, is an important component of our success. Our Company was led by Ms. Meyrowitz as Chief Executive Officer from January 2007 until January 2016, and she continues to be an active and integral member of the six person executive team in her current role as Executive Chairman. We have been recognized for our efforts to promote diversity and inclusion, as we discuss in our Corporate Responsibility report, and we have broad non-discrimination policies.

We believe that it is most appropriate for the ECC to continue to determine the CEO’s performance measures that are part of our compensation program. Consistent with best practices of governance, each year, the ECC carefully considers the design, overall level and mix of compensation for our CEO, including the performance metrics and other details of our incentive compensation programs and is advised by an independent compensation consultant. We believe the ECC is in the best position to evaluate changes to our compensation program that will best promote our objectives and align the interests of our Associates and stockholders. We believe that the decisions the ECC has made in recent years, including those more fully described in the Compensation Discussion and Analysis included in this Proxy Statement, have promoted the best interest of our stockholders through an incentive compensation program that, by using a profit-based metric as the key performance indicator, is objective, transparent and aligned with our core business goals and an overall compensation program that emphasizes pay for performance. For several years, our stockholders have expressed strong support for our executive compensation policies and practices in the annual advisory vote on executive compensation, and we believe our program continues to be effective.

Your Board of Directors unanimously recommends a vote AGAINST Proposal 4.

PROPOSAL 5 -

STOCKHOLDER PROPOSAL FOR A REVIEW AND SUMMARY REPORT ON

EXECUTIVE COMPENSATION POLICIES

We received the following proposal from the Priests of the Sacred Heart, U.S. Province, 7373 S. Highway 100, P.O. Box 289, Hales Corners, Wisconsin 53130, a beneficial owner of at least $2,000 of our common stock.

In accordance with SEC rules, we are reprinting the proposal and supporting statement in this proxy statement as they were submitted to us. The stockholder proposal is required to be voted upon at the Annual Meeting only if properly presented at the Annual Meeting. As explained below, our Board unanimously recommends that you vote AGAINST the stockholder proposal.

Stockholder Proposal

TOP EXECUTIVES’ PAY

WHEREAS, Recent events have increased concerns about the extraordinarily high levels of executive compensation at many U.S. corporations. Concerns about the structure of executive compensation packages have also intensified, with some suggesting compensation systems incentivize excessive risk-taking.

In a Forbes article on Wall Street pay, the director of the Program on Corporate Governance at Harvard Law School noted that “compensation policies will prove to be quite costly—excessively costly—to shareholders.” Another study by Glass Lewis & Co. declared that compensation packages for the most highly paid U.S. executives “have been so over-the top that they have skewed the standards for what’s reasonable.” That study also found CEO pay may be high even when performance is mediocre or dismal.

On July 25, 2015, The New York Times featured an extended front-page article entitled: “Pay Gap Widening as Top Workers Reap the Raises.” Later, a September 5, 2015 article in the same paper (“Low-Income Workers See Biggest Drop in Paychecks”) showed the decline in real wages 2009-2014 for the lowest-paid quintile was -5.7% while that of the highest-paid quintile was less than half of that: -2.6%.

A September 2015 Harvard Business Review piece noted that a recent global study found that CEO-to-worker pay ratio in most countries is “at least 50 to one,” but “in the United States it’s 354 to one.”

Commenting on “the momentum to rein in runaway pay,” a May 16, 2015 piece in The New York Times (“For the Highest-Paid C.E.O.s the Party Goes On”) commented: “Dodd-Frank introduced new say-on-pay measures, allowing shareholders to express their discontent. The Securities and Exchange Commission is developing rules that would require companies to reveal the ratio of the chief executive’s pay to that of average workers. And last month, the S.E.C. proposed requiring companies to disclose how performance affects executive pay.”

RESOLVED:    Shareholders request the Board’s Compensation Committee initiate a review of our company’s executive compensation policies and make available, upon request, a summary report of that review by October 1, 2016 (omitting confidential information and processed at a reasonable cost). We request that the report include: 1) A comparison of the total compensation package of senior executives and our employees’ median wage (including benefits) in the United States in July 2006, July 2011 and July, 2016; 2) an analysis of changes in the relative size of the gap and an analysis and rationale justifying this trend; 3) an evaluation of whether our senior executive compensation packages (including, but not limited to, options, benefits, perks, loans and retirement agreements) should be modified to be kept within boundaries, such as that articulated in the Excessive Pay Shareholder Approval Act; and 4) an explanation of whether sizable layoffs or the level of pay of our lowest paid workers should result in an adjustment of senior executive pay to more reasonable and justifiable levels and how the Company will monitor this comparison annually in the future.

Statement of the Board of Directors in Opposition to Proposal 5

The Board of Directors unanimously recommends a vote AGAINST this Stockholder Proposal.

The Board of Directors opposes this proposal because it believes the requested review and report would not provide useful additional information to stockholders and would require an unnecessary expenditure of corporate resources that is not in the best interest of our stockholders.

We believe this proxy statement provides more meaningful information for stockholders about the compensation paid to our executives than the analysis and report requested by this proposal. The proxy statement includes a detailed discussion of our compensation objectives and methods, including the process by which compensation decisions are made in the context of our business, which is large, operationally complex and global, with stores in nine countries across three continents and vendors in over 100 countries worldwide.

The ECC, which has responsibility for overseeing our executive compensation program and for approving the compensation of our executive officers, has used the same principles of compensation for many years: establish a program of total compensation competitive with our peers, heavily weighted toward objective, performance-based incentives that focus on execution and reward achievement of our core business goals. The detailed annual disclosures in our proxy statement allow stockholders to assess the reasonableness of TJX’s executive compensation.

Moreover, we provide our stockholders the right to vote, on an advisory basis, on executive compensation at each annual meeting of stockholders. This say-on-pay vote provides our stockholders with the opportunity to provide feedback on our executive compensation practices and disclosure every year. For several years, our stockholders have expressed strong support for our executive compensation practices and disclosure in this say-on-pay vote (more than 95% of votes cast in the past several years), and we believe our program continues to be effective. As in prior years, the ECC will take into account the outcome of this year’s say-on-pay vote when considering future executive compensation arrangements.

We believe it is imperative that we focus on attracting and retaining the best talent at all levels and in all functions. We want our customers to love shopping our stores and we know our in-store experience is driven by our Associates. In February 2015, we announced a wage initiative that benefits current and future U.S. store Associates. This wage initiative is an important part of our strategy to continue attracting and retaining the best talent to deliver a great shopping experience for our customers, remain competitive on wages in our U.S. markets and remain focused on our value mission.

We believe that the compensation information disclosed in the annual proxy statement and the annual advisory vote on our executive compensation practices and disclosure provide both the information necessary for stockholders to assess whether our compensation practices are appropriate and an appropriate means for stockholders to express approval or disapproval of those practices. As a result, we believe the additional review and report requested by the proposal is unnecessary and an inefficient use of our resources.

Your Board of Directors unanimously recommends a vote AGAINST Proposal 5.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information as of January 30, 2016 with respect to our equity compensation plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(a)	Weighted-average exercise price of outstanding options, warrants and rights(b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))(c)
Equity compensation plans approved by security holders(1)	29,340,048	$41.68	35,954,546
Equity compensation plans not approved by security holders	N/A	N/A	N/A

Total	29,340,048	$41.68	35,954,546

(1)	We use one equity compensation plan, the Stock Incentive Plan (or SIP), which was most recently approved by stockholders in 2013. Securities reported in column (a) include outstanding options as well as outstanding deferred stock awards where the underlying shares have not been issued. The weighted-average exercise price in column (b) takes into account option awards but not the 653,841 shares subject to other awards.

For additional information concerning our equity compensation plan see Note H to our consolidated financial statements included in our Annual Report on Form 10-K for fiscal 2016.

VOTING REQUIREMENTS AND PROXIES

A nominee receiving a majority of votes properly cast at the meeting (meaning he or she receives more votes cast “for” than cast “against”) will be elected director. As described above in Board Nominees and Service at TJX, we require any incumbent director standing for election to provide an irrevocable contingent resignation to be considered by the Board if the director receives a greater number of votes “against” his or her election than votes “for” such election. You may vote “for” or “against” each of the nominees for director or “abstain” from voting for one or more nominees for director. All other proposals require the approval of the majority of votes properly cast at the meeting (meaning the proposal receives more votes properly cast “for” than cast “against”). You may vote “for” or “against” or “abstain” from voting on one or more of the other proposals.

If you vote your shares by mail, telephone or Internet, your shares will be voted in accordance with your directions. If you vote by mail, telephone or Internet, but do not indicate specific choices as part of that process, your shares will be voted for the election of the director nominees (Proposal 1), for the ratification of the appointment of the independent registered public accounting firm (Proposal 2), for the advisory approval of our executive compensation (Proposal 3) and against each of the shareholder proposals (Proposal 4 and Proposal 5). The persons named as proxies will also be able to vote your shares at postponed or adjourned meetings. If any nominee should become unavailable, your shares will be voted for another nominee selected by the Board or for only the remaining nominees. However, brokers are not permitted to vote your shares on any matter other than the ratification of the appointment of the independent registered public accounting firm (Proposal 2) without instruction from you. If your shares are held in the name of a broker or nominee and you do not instruct the broker or nominee on how to vote your shares with respect to the election of the director nominees (Proposal 1), the advisory vote on executive compensation (Proposal 3) or the shareholder proposals for inclusion of diversity as a CEO performance measure and for a review and summary report on executive compensation policies (Proposal 4 and Proposal 5, respectively), or if you abstain from voting on any matter, your shares will not be counted as having been voted on that matter and will therefore have no effect on the outcome of the vote, but will be counted as in attendance at the meeting for purposes of a quorum.

If you are voting plan shares, you must provide your voting instructions by the deadline described above in the Introduction so that the plan trustee may vote your plan shares in accordance with your instructions. If you do not timely provide your voting instructions, your plan shares will not be voted.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

A stockholder who intends to present a proposal at the 2017 Annual Meeting of Stockholders and who wishes the proposal to be included in our proxy materials for that meeting pursuant to Rule 14a-8 under the Exchange Act must submit the proposal in writing to us so that we receive it no later than December 30, 2016.

A stockholder who intends to present a proposal at the 2017 Annual Meeting of Stockholders but does not wish the proposal to be included in our proxy materials for that meeting must provide written notice of the proposal to us no earlier than February 7, 2017 and no later than March 9, 2017. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. Our by-laws, which are available on our website, www.tjx.com, describe the requirements for submitting proposals at the Annual Meeting.

A stockholder who wishes to nominate a director at the 2017 Annual Meeting must notify us in writing no earlier than February 7, 2017 and no later than March 9, 2017. The notice must be given in the manner and must include the information and representations required by our by-laws.

OTHER MATTERS

At the time of mailing of this proxy, we do not know of any other matter that may come before the Annual Meeting and do not intend to present any other matter. However, if any other matters properly come before the meeting or any adjournment, the persons named as proxies will have discretionary authority to vote the shares represented by the proxies in accordance with their own judgment, including the authority to vote to adjourn the meeting.

We will bear the cost of solicitation of proxies. We have retained Morrow & Co., LLC to assist in soliciting proxies by mail, telephone and personal interview for a fee of $11,500, plus expenses. Our officers and other Associates may also assist in soliciting proxies in those manners.

DIRECTIONS TO THE TJX ANNUAL MEETING

Four Seasons Hotel Denver

1111 14th Street

Denver, CO 80202

From Denver International Airport

•	Exit the Airport and go North on Pena Boulevard
•	Merge onto I-70 West via the exit lane on the left
•	Take I-25 South, Exit 274, toward Colorado Springs
•	Take the Speer Boulevard Exit (Exit 212B)
•	Make a left onto Lawrence Street
•	Make a right onto 14th Street and enter the main drive of the Four Seasons Hotel Denver on the left-hand side

From the North

•	Travel I-25 South
•	Take Speer Boulevard Exit (Exit 212B)
•	Make a left onto Lawrence Street
•	Make a right onto 14th Street and enter the main drive of the Four Seasons Hotel Denver on the left-hand side

From the South

•	Travel I-25 North
•	Take the exit toward Broadway (Exit 207A)
•	Merge onto Lincoln Street
•	Make a left onto Speer Boulevard
•	Make a right onto Lawrence Street
•	Make a right into 14th Street and enter the main drive of the Four Seasons Denver on the left-hand side

From the East

•	Travel I-70 West
•	Take I-25 South, Exit 274 toward Colorado Springs
•	Take the Speer Boulevard Exit (Exit 212B)
•	Make a left onto Lawrence Street
•	Make a right onto 14th Street and enter the main drive of the Four Seasons Hotel Denver on the left-hand side

From the West

•	Travel I-70 East
•	Take I-25 South, Exit 274 toward Colorado Springs
•	Take the Speer Boulevard Exit (Exit 212B)
•	Make a left onto Lawrence Street
•	Make a right onto 14th Street and enter the main drive of the Four Seasons Hotel Denver on the left-hand side

Parking

•	Valet parking is available at the Four Seasons Hotel Denver

Room Location

•	Aspen Room

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies for record holders submitted by the Internet or telephone must be received by 1:00 a.m., Mountain Daylight Time, on June 7, 2016. See reverse for more information.
Vote by Internet • Go to www.envisionreports.com/TJX • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message
Mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, PLEASE VOTE, DATE AND SIGN BELOW, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Voting Items

The Board recommends a vote FOR each of the nominees and FOR Proposals 2 and 3.												+
1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Zein Abdalla	☐	☐	☐	02 - José B. Alvarez	☐	☐	☐	03 - Alan M. Bennett	☐	☐	☐
04 - David T. Ching	☐	☐	☐	05 - Ernie Herrman	☐	☐	☐	06 - Michael F. Hines	☐	☐	☐
07 - Amy B. Lane	☐	☐	☐	08 - Carol Meyrowitz	☐	☐	☐	09 - John F. O’Brien	☐	☐	☐
10 - Willow B. Shire	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Ratification of appointment of PricewaterhouseCoopers as TJX’s independent registered public accounting firm for fiscal 2017.	☐	☐	☐	3. Say-on-Pay: Advisory approval of TJX’s executive compensation.	☐	☐	☐

The Board recommends a vote AGAINST Proposals 4 and 5.

	For	Against	Abstain		For	Against	Abstain
4. Stockholder proposal for inclusion of diversity as a CEO performance measure.	☐	☐	☐	5. Stockholder proposal for a review and summary report on executive compensation policies.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name(s) appear(s) on the books of the Company. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title to indicate the capacity in which you are signing.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

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02CEAD

The TJX Companies, Inc.

2016 Annual Meeting of Stockholders

Tuesday, June 7, 2016, 9:00 a.m. Mountain Daylight Time

Four Seasons Hotel Denver

1111 14th Street

Denver, Colorado 80202

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. You can view the Annual Report and Proxy Statement on the Internet at: www.envisionreports.com/TJX

Your vote is important. Please vote by Internet, by telephone or by mail.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — THE TJX COMPANIES, INC.	+

2016 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting - June 7, 2016

Ernie Herrman, Scott Goldenberg and Ann McCauley, or any of them, each with the full power of substitution, are hereby authorized as Proxies to represent and vote the shares of the undersigned with respect to all of the matters indicated on the reverse side of this card and any other matters which may properly come before the Annual Meeting, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of The TJX Companies, Inc. to be held at the Four Seasons Hotel Denver, 1111 14th Street, Denver, Colorado 80202 on Tuesday, June 7, 2016 at 9:00 a.m. (Mountain Daylight Time), or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the Proxies subject to the directions indicated by the stockholder on the reverse side of this card. If no directions are indicated, the Proxies will have authority to vote FOR each nominee, FOR Proposals 2 and 3 and AGAINST Proposals 4 and 5. In their discretion, the Proxies are hereby authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

However, if you are voting shares held in the TJX stock fund available through The TJX Companies, Inc. General Savings/Profit Sharing Plan, our U.S. 401(k) plan, or The TJX Companies, Inc. General Savings/Profit Sharing Plan (P.R.), our Puerto Rico savings plan, (collectively, “plan shares”), your plan shares will be voted by the plan trustee in accordance with your instructions. Your voting instructions must be received by 11:59 p.m. Eastern Daylight Time, Thursday, June 2, 2016 to allow time for tabulation and voting. Please note that if your instructions are not received by this time, your plan shares will not be voted.

(Items to be voted appear on reverse side.)

C	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

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